SCHEDULE 14A


                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement      [ ]Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                            Ugly Duckling Corporation
                            -------------------------
                (Name of Registrant as Specified in Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box): [X] No Fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                               [UDC COMPANY LOGO]





Gregory B. Sullivan
Chief Executive Officer and
President





November 1, 2001




To our Stockholders:

     I am pleased to invite you to attend the annual meeting of stockholders of Ugly Duckling Corporation on December 6, 2001 at 4 p.m. at the corporate headquarters of the company at 4020 East Indian School Road, Phoenix, Arizona, 85018.

     At this meeting, we are asking you to vote on the election of our directors and to authorize the issuance of warrants to Verde Investments, Inc. You should read the enclosed proxy statement carefully before you vote.

     The accompanying Notice of Annual Meeting and proxy statement contains details regarding admission to the annual meeting, voting for the annual meeting and the business to be conducted at the annual meeting. The Notice of Annual Meeting and proxy statement also contains information about a stock repurchase program that we have recently decided to initiate.

     Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Please vote by mail using the enclosed proxy card to ensure your representation at the annual meeting, if you do not attend in person.

     Thank you for your ongoing support of Ugly Duckling.

Very truly yours,




Gregory B. Sullivan
Chief Executive Officer
And President

                       2001 ANNUAL MEETING OF STOCKHOLDERS
                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                                TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders.........................................................................1

Summary..........................................................................................................2

General Information..............................................................................................3

Board of Directors, Board Committees and Other Board Information.................................................6

Audit Committee Report...........................................................................................7

Audit Fees.......................................................................................................8

Proposal To Be Voted On Item No. 1 - Election of Directors.......................................................9

Proposal To Be Voted On Item No. 2 - Issuance of Warrants.......................................................12

Security Ownership of Certain Beneficial Owners and Management..................................................22

Beneficial Ownership Table......................................................................................23

Section 16(a) Beneficial Ownership Reporting Compliance.........................................................24

Executive Officers of Ugly Duckling.............................................................................24

Market for Ugly Duckling's Common Equity Securities and Related Stockholder Matters.............................25

Compensation of Executive Officers, Benefits  and Related Matters...............................................26

Compensation Committee Report on Executive Compensation.........................................................30

Stockholder Return Performance Graph............................................................................35

Compensation Committee Interlocks and Insider Participation.....................................................36

Involvement in Certain Legal Proceedings........................................................................36

Certain Relationships and Related Transactions..................................................................36

Additional Information..........................................................................................39

Incorporation by Reference of Financial and Other Information...................................................40

                            UGLY DUCKLING CORPORATION
                          4020 East Indian School Road
                                Phoenix, AZ 85018
                                 (602) 852-6600

                    Notice of Annual Meeting of Stockholders

DATE & TIME                             December 6, 2001, from 4:00-5:00 p.m.

PLACE                                   Ugly Duckling Corporation
                                        4020 East Indian School Road
                                        Phoenix, Arizona  85018


ITEMS OF BUSINESS

     Proposal to be Voted on Item No. 1 - Election of Directors: To elect seven directors for one-year terms;

     Proposal to be Voted on Item No. 2--Issuance of warrants; and

     To consider other business as may properly come before the annual meeting, or any adjournment(s) or postponement(s) of the annual meeting.

     We are not presently aware of any other business to come before the annual meeting. Your Board of Directors unanimously believes that Item No. 1 and Item No. 2 proposed by the board are in the best interests of Ugly Duckling and its stockholders, and so recommends a vote "FOR" Item No. 1 and No. 2 on the enclosed proxy card.

RECORD DATE

     October 29, 2001. You are entitled to vote if you were a stockholder at the close of business on this record date. A list of our stockholders of record will be available at the annual meeting and for ten days prior to the annual meeting at our address set forth above.

VOTING BY PROXY

     Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. You may submit your proxy by mail. For specific instructions, please refer to pages 3-5 of this proxy statement and the instructions on the proxy card.

     By Order of the Board of Directors

     Jon D. Ehlinger
     General Counsel and Secretary
     Phoenix, Arizona
     November 1, 2001

     We are distributing this proxy statement and accompanying proxy card on or about November 1, 2001.

     Your Vote Is Important: Whether Or Not You Expect To Attend The Annual Meeting. Please Promptly Sign, Date And Mail The Enclosed Proxy. We Are Providing A Postage-Paid Envelope For Mailing In The United States.

                                     Summary

The following is a summary of certain information contained in this proxy statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information included elsewhere in this proxy statement.

2001 Annual Meeting:
     December 6, 2001, Ugly Duckling Corporation, 4020 East Indian School Road, Phoenix, Arizona 85018.

Purpose of the Annual  Meeting:
     To consider and vote on the items described below.

     Item 1: Elect seven directors for one-year terms. Five of the director candidates are incumbent directors. The description of this Item begins on page [9].

     Item 2: Issuance of warrants to an affiliate of Ernest C. Garcia II, our Chairman and largest stockholder. The description of this Item begins on page [11] and is summarized below.

     Item 3: Any other proper business.

Description of Warrant Transaction:
     Issuance of Warrants: Verde Investments, Inc., an entity wholly-owned by Mr. Garcia, made a loan to us in the amount of $7 million. As partial consideration for the loan, we agreed, subject to certain conditions, to issue to Verde warrants to purchase 1,500,000 shares of our common stock. The Verde loan was required as a condition of a $35 million replacement loan facility with a third party lender that we entered into in January 2001. The warrants were a condition to Verde's granting of the $7 million loan to us.

     Conditions to Issuance: The issuance of the warrants is subject to satisfaction of certain conditions, including compliance with Securities and Exchange Commission requirements and the approval of the Company's stockholders at the annual meeting.

     Exercise Price: The warrants will be exercisable at $4.50 per share, which was the market price of the common stock of Ugly Duckling on the date the loan transaction was completed.

     Vesting of Warrants: If issued, the warrants will vest over time. Specifically, Mr. Garcia, through his beneficial ownership of Verde, became entitled (subject to the conditions described above) to exercise warrants covering 500,000 shares on July 25, 2001, and will be entitled to exercise warrants covering an additional 250,000 shares every three months thereafter up to the total of 1,500,000 shares.

     Required Repayment of Loan: Under the terms of the Verde loan, if the warrants were not issued on or before July 25, 2001, Verde could cause the Verde loan to become immediately due and payable in full, which would cross-default substantially all of our other indebtedness.

     Fairness Opinion: We have received an opinion from Roth Capital Partners, an investment banking firm, that the Verde loan and issuance of the warrants is fair from a financial point of view to us and our stockholders.

     Effects: Mr. Garcia already holds approximately 56% of our common stock, and, as a result, can already control substantially all stockholder votes with respect to Ugly Duckling. If all warrants are issued and exercised, Mr. Garcia will beneficially own more than 60% of our common stock. The issuance of the warrants, together with the repurchase by us of up to 10 million shares of our outstanding common stock, 11% debentures due 2007 and/or our 12% debentures due 2003, could be of assistance to Mr. Garcia in taking Ugly Duckling private should he propose such a transaction in the future.

     For a more detailed description of the warrants and the loan transaction, see "Proposal to be Voted on Item No. 2 - Issuance of Warrants" below.

Voting:
     You are entitled to vote if you are a holder of our common stock, as recorded in our stock register, on the record date. You will have one vote for each share of our common stock that you hold of record. The election of directors requires the affirmative vote of a plurality of the votes cast by the holders of shares of common stock present in person or by proxy at the annual meeting and entitled to vote in the election of directors. The issuance of the warrants requires an affirmative vote of a majority of the outstanding shares of our common stock represented at the annual meeting and entitled to vote.

Proxies:
     Unless you tell us on the proxy card to vote differently, we will vote your signed and returned proxies "FOR" the board's nominees and "FOR" Item No.
     2. The board or proxy holders will use their discretion on other matters.

Proxies Solicited By:
     Our board of directors.


Record Date:
     October 29, 2001. If you were a stockholder at the close of business on that date, you may vote at the annual meeting.

First Mailing Date:
     We anticipate first mailing this proxy statement and the accompanying proxy card on or about November 1, 2001.

Revoking Your Proxy:
     You may revoke your proxy before it is voted at the annual meeting. For specific instructions, please refer to page [4] of this proxy statement.

Proxy Solicitation:
     Georgeson Shareholder Communications, Inc. will help us solicit proxies for a fee, plus its expenses. We will reimburse banks, brokers and other nominees and fiduciaries for expenses they incur in sending these materials to you and obtaining your voting instructions, if you are a beneficial holder of our common stock. Our directors and employees may also help us solicit proxies for no additional compensation.

                               General Information

Who May Vote

Common stock is our only class of voting securities. As one of our stockholders, you are entitled to one vote for each share of our common stock that you hold "of record" on each matter of business at the annual meeting. "Of record" means as recorded in our stock register. Only holders of record of our common stock at the close of business on the record date will be entitled to vote at the annual meeting, either in person or by valid proxy.

How to Vote

You may vote in person at the annual meeting or by proxy. The only way to vote by proxy is by mail. Instructions are provided below and on your proxy card. We recommend that you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the annual meeting, if you want to do so.

How Proxies Work

Our board of directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the annual meeting in the manner you direct on your proxy card. As to Item No. 1 (Election of Directors), you may vote for all, some, or none of our director candidates. As to Item No. 2 (Issuance of Warrants) you may vote for or against the proposal or abstain from voting. A proxy in the accompanying form which you properly execute, return and do not revoke will be voted in accordance with your direction. If you return a properly signed and dated proxy card but do not mark any choices on a particular item, we will vote your shares in accordance with the recommendations of the board. The board has recommended a vote "FOR" each of our director candidates and "FOR" Item No. 2.

You may receive more than one proxy card in the mail depending on how you hold your shares. Also, if you have shares that are held by your stockbroker or through another nominee you may get material from them asking how you want to vote.

Quorum

To carry on the business of the annual meeting, we must have "a quorum." This means at least a majority of the outstanding shares entitled to vote must be represented at the annual meeting, either in person or by proxy. Shares owned by Ugly Duckling are not voted and do not count for this purpose.

Additional Voting Information

Our Inspector of Elections will count ballots cast at the annual meeting. The Inspector of Elections will also determine whether a quorum exists and will announce on a tentative basis at the annual meeting whether Item No. 1 and No. 2 are approved. The Inspector of Elections will treat abstentions and broker "non-votes" received as shares that are present and entitled to vote for purposes of determining a quorum at the annual meeting. A broker non-vote occurs when a nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Votes Needed

The affirmative vote of a plurality of the votes cast by the holders of shares of common stock present in person or by proxy at the annual meeting and entitled to vote on the proposal to elect directors (Item No. 1) is required to elect each director. Accordingly, if a quorum is present at the annual meeting, the seven persons receiving the greatest number of votes will be elected to serve as directors. Therefore, abstentions, withholding authority to vote for one or more directors and non-voted shares will not count as a vote cast in connection with the election of directors. As indicated above, you may vote for all, some, or none of our director nominees.

The affirmative vote of a majority of the outstanding shares of our common stock represented and entitled to vote is required to approve the issuance of the warrants to Verde (Item No. 2). Abstentions and broker "non-votes" will not count as a vote cast in connection with Item No. 2. Since Mr. Garcia beneficially owns approximately 56% of our common stock and intends to vote his stock in favor of Item No. 2, we believe the warrant proposal will pass.

Outstanding Shares

On the record date, October 29, 2001, [12,275,489] shares of our common stock were outstanding, net of shares we hold in our treasury. Each share is entitled to one vote. We have no other voting securities outstanding.

Revoking a Proxy

     You may revoke your proxy before it is voted at the annual meeting in several ways. To revoke your proxy, you may:

          attend the annual meeting and vote in person;

          duly execute and deliver a proxy bearing a later date; or

          deliver a signed, written revocation letter, dated later than the proxy, to our Secretary at the address on page 1 of this proxy statement.

Attending in Person

     You may attend the annual meeting only if:

          you are listed as a stockholder of record as of October 29, 2001 and bring proof of identification; or

          you hold your shares through a stockbroker or other nominee and provide proof of ownership as of October 29, 2001 by bringing either:

          a copy of the voting instruction card provided by your broker, or a copy of a brokerage statement showing your share ownership.

     If you have any questions, please contact our Secretary at our corporate headquarters at 4020 East Indian School Road, Phoenix, Arizona, 85018, telephone (602) 852-6600. The annual meeting will begin promptly at 4:00 p.m. on December 6, 2001 at 4020 East Indian School Road, Phoenix, Arizona.

                      Board of Directors, Board Committees
                           and Other Board Information

Board of Directors

During the year ended December 31, 2000, our board of directors met on 28 occasions (including committee meetings and actions by unanimous written consent in lieu of a special meeting). No Ugly Duckling officer or former officer was a member of the board, except for Messrs. Garcia and Sullivan. Our board has standing audit and compensation committees. The board has no other standing committees, including a nominating or similar committee. The board also had a Special Transaction Committee in 2000 and 2001 for limited purposes. The following table shows the membership of and other information on our board's two standing committees and the Special Transaction Committee.

---------------------------------------------------------------------------------------------------------------
                                          Committee Membership Roster
---------------------------------------------------------------------------------------------------------------
------------------------------------------- ---------------------- --------------------- ----------------------
             Name Of Director                  Audit Committee         Compensation       Special Transaction
                                                                         Committee             Committee
------------------------------------------- ---------------------- --------------------- ----------------------
------------------------------------------- ---------------------- --------------------- ----------------------
Non-Employee Directors:
------------------------------------------- ---------------------- --------------------- ----------------------
------------------------------------------- ---------------------- --------------------- ----------------------
   Christopher D. Jennings                            X                     X                      X
------------------------------------------- ---------------------- --------------------- ----------------------
------------------------------------------- ---------------------- --------------------- ----------------------
   John N. MacDonough
------------------------------------------- ---------------------- --------------------- ----------------------
------------------------------------------- ---------------------- --------------------- ----------------------
   Frank P. Willey                                    X                     X                      X
------------------------------------------- ---------------------- --------------------- ----------------------
------------------------------------------- ---------------------- --------------------- ----------------------
   Ernest C. Garcia II
------------------------------------------- ---------------------- --------------------- ----------------------
------------------------------------------- ---------------------- --------------------- ----------------------
   Gregory S. Kilfoyle                                X
------------------------------------------- ---------------------- --------------------- ----------------------
------------------------------------------- ---------------------- --------------------- ----------------------
Employee Directors:
------------------------------------------- ---------------------- --------------------- ----------------------
------------------------------------------- ---------------------- --------------------- ----------------------
   Gregory B. Sullivan
------------------------------------------- ---------------------- --------------------- ----------------------

Audit Committee

No company officer or former officer was a member of the Audit Committee. The Audit Committee met five times in 2000 (including meetings and actions by unanimous written consent). We believe that the members of our Audit Committee are independent in accordance with Rule 4200(a)(14) of the National Association of Securities Dealers listing standards. See the Audit Committee Report below for a description of the responsibility of the Audit Committee. Gregory S. Kilfoyle became a member of the Audit Committee in February 2001. Mr. Kilfoyle resigned from our board of directors and the Audit Committee on October 22, 2001.

Compensation Committee

The Compensation Committee of our board met five times in 2000 (including meetings and actions by unanimous written consent). The Compensation Committee reviews our executives' salaries and administers our bonus, incentive compensation, and stock option plans, including the Long Term Incentive Plan (Incentive Plan) and the 1998 Executive Incentive Plan (Executive Plan). In addition, the committee consults with our management on compensation policies and practices. The report of the Compensation Committee for 2000 is set forth below under the caption "Compensation Committee Report on Executive Compensation." No former or present Ugly Duckling officer was a member of the Compensation Committee.

Special Transaction Committee

Our board of directors established a Special Transaction Committee in October 2000 to evaluate an offer by our Chairman and largest shareholder, Ernest C. Garcia II, to buy all outstanding shares of our common stock not beneficially owned by him, and in December 2000 to review and negotiate the proposed terms of the warrant transaction. See "Proposed to be Voted on Item No. 2 - Issuance of Warrants" in this proxy statement. The Special Transaction Committee was re-established in April 2001 to evaluate Mr. Garcia's second offer to purchase or outstanding common stock and take us private. It was re-established again in October 2001 to review and approve our program for the repurchase of up to 10 million shares of our outstanding common stock, our 11% debentures due 2007 and/or our 12% debentures due 2003. The Special Transaction Committee was composed of two members throughout 2000 and 2001, Mr. Willey and Mr. Jennings. The Special Transaction Committee met five times in 2000 and fourteen times in 2001.

Director Attendance

During 2000, the incumbent directors attended 90% or more of both the meetings of the board and board committees on which they served. Board and board committee meetings include regular and special meetings and actions by unanimous written consent. In addition to board and committee meetings, directors discharge their responsibilities throughout the year by personal meetings and telephone contact with our executive officers and others regarding the business and affairs of Ugly Duckling.

Compensation of Our Directors and the Director Incentive Plan

During 2000, we paid our independent directors:

     an annual retainer of $7,500 per year;

     beginning with the April 2000 meeting, $2,000 for physical attendance at meetings of the board and $1,000 for physical attendance at meetings of committees of the board, and beginning with the April 2000 meeting, $1,000 for their attendance by telephone at meetings of the board and $500 for telephonic attendance at committee meetings.

     We also reimburse these directors for reasonable travel expenses for their attendance at these meetings.

Under Ugly Ducklings' Director Incentive Plan (Director Plan), and except as described below, upon initial appointment or initial election to the board, each of our independent directors has received Ugly Duckling common stock valued at $30,000 (Director Stock). Director Stock generally vests in increments of 1/3 over a three-year period. In 2000 and 2001, each of our independent directors was also granted 5,000 options under the Long Term Incentive Plan. These options were 100% vested upon issuance.

We do not compensate Mr. Garcia or directors who are also officers of Ugly Duckling for their service as directors and such directors are not eligible to participate in our Director Plan.

In 2001, we increased the annual retainer to $20,000. In October 2001, Gary L. Trujillo and William N. Plamondon were added to our board. We do not intend to grant annual retainers to Messrs. Trujillo and Plamondon for 2001, nor at this time issue them any Ugly Duckling common stock or stock options.

                             Audit Committee Report

Pursuant to Item 306(c) of Regulation S-K and Item 7(d) (3)(v) of Schedule 14A promulgated by the Securities and Exchange Commission, neither this report nor the Audit Committee Charter attached as Appendix A to this proxy statement will be deemed to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934, nor will such report or such material be deemed to be incorporated by reference in any past or future filing by Ugly Duckling under the Securities Exchange Act of 1934 or the Securities Act of 1933.

In 2000, the Audit Committee consisted of two directors, Frank P. Willey and Christopher D. Jennings. In February 2001, we added a third member, Gregory S. Kilfoyle, to the Audit Committee, fulfilling applicable legal and exchange requirements. One of our 2001 members, Mr. Kilfoyle, resigned from the board of directors and the Audit Committee on October 22, 2001. He was replaced on that date by Gary L. Trujillo. No member of the Audit Committee has served as an officer of Ugly Duckling and the committee is composed entirely of independent directors as defined under applicable legal requirements and exchange rules. The board of directors has charged us with a number of responsibilities, including monitoring integrity of the company's financial reporting process and systems of internal controls for finance, accounting and legal compliance; monitoring the independence and performance of the independent auditors; and providing an avenue of communication among the independent auditors, management and the board of directors. Those responsibilities are delineated in the written Audit Committee Charter, a copy of which is included as Appendix A to this proxy statement. Ugly Duckling's board of directors adopted the Charter on June 5, 2000, effective June 12, 2000. We also have direct access to the independent auditors.

Our responsibilities are set forth in our Charter. In fulfilling these responsibilities, among other tasks, we did the following with respect to the audited financial statements of Ugly Duckling for the year ended December 31, 2000 and other matters as described below:

     We reviewed and recommended the appointment of KPMG LLP as our independent auditors for the years 2000 and 2001.

     Prior to each earnings release beginning in April of 2000, we met with management and the independent auditors to review and discuss the results of operations, the financial statements and any issues related to the quality of accounting principles as applied and significant judgments affecting our earnings releases and financial statements for the applicable reporting period.

     We discussed with our independent auditors the overall scope and specific plans for their audit.

     We discussed with our independent auditors the quality and acceptability of accounting principles as applied to our financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees.

     We received, reviewed and discussed with our independent auditors their written disclosures on their independence from us, as required by The Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In this regard, KPMG represented to the board that it was not engaged in any activities or providing any services that impaired their independence, including any non-audit services.

     We reviewed and discussed with our General Counsel significant legal matters and legal and regulatory trends, our regulatory compliance program, material operational audit matters, and material regulatory or governmental agency inquiries, as applicable.

     In February 2001, Ugly Duckling's Chief Financial Officer certified as to our members' compliance with the financial literacy requirements, including Mr. Kilfoyle.

     In March 2001, KPMG in a report to us indicated no material issues or concerns under SAS No. 61 and ISB Standard No. 1 (see above). KPMG has delivered to us a formal written report relative to SAS No. 61, ISB
     Standard No. 1 and other matters. At the same time, we reviewed and discussed with management and KPMG, and based upon this review and discussion and KPMG's reports on SAS No. 61 and ISB Standard No. 1, we recommended to the full board the inclusion of the audited financial statements in, and the filing of, the 2000 Annual Report on Form 10-K. At the same time, we also met, or had the opportunity to meet, privately among ourselves, and separately with KPMG, the Chief Financial Officer and the General Counsel.

                             Audit Committee Members

                  Frank Willey                      Christopher Jennings

                                   Audit Fees

The following are the professional fees we paid to KPMG for its services performed in reviewing our quarterly financial statements in 2000, for the audit of our financial statements for the year ended December 31, 2000, and for other services they provided to us in 2000:

     Audit Fees:                                                        $295,000

     Financial Information Systems Design and Implementation Fees:      $      0

     All other Fees                                                     $317,787

KPMG did not use part time or employees who were not permanent employees to perform 50% or more of our audit work. The Audit Committee believes that the provision of the services covered in the chart above under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of KPMG.

                             Proposal To Be Voted On
                       Item No. 1 - Election of Directors

Our Board of Directors Recommends a Vote "FOR" the Director Nominees Named in This Proposal for the Election of Directors.

Our directors are elected each year for a term of one year. At the annual meeting, you will be asked to elect seven directors for terms that will expire at the year 2002 annual meeting of our stockholders. Our board of directors has nominated Ernest C. Garcia II, Christopher D. Jennings, John N. MacDonough, Gregory B. Sullivan, Frank P. Willey, Gary L. Trujillo and William N. Plamondon for election to the board of directors. Messrs. Garcia, Jennings, MacDonough, Sullivan and Willey are incumbent directors and were elected by the stockholders at the 2000 annual meeting. On October 22, 2001, Gregory S. Kilfoyle resigned as a member of our board. On the same date, our board increased the number of our directors to seven. Consistent with our bylaws, our board appointed Mr. Trujillo and Mr. Plamondon to the board and nominated them for re-election to the board with the incumbent board members at this year's annual meeting. Nominees for director were selected on the basis of:

     broad experience;

     good judgment;

     integrity;

     ability to make independent, analytical inquiries;

     understanding of the business environment;

     financial background and experience; and

     willingness to devote adequate time to board duties.

If any of our nominees become unavailable for any reason (which we do not anticipate), the proxy holders will vote the shares represented by the accompanying proxy for such other person or persons as they determine. Each director elected will serve until the following year's annual meeting, until his successor is duly elected and qualified, or until retirement, resignation or removal.

You can withhold authority to vote for all nominees for director or for certain nominees for director. In order to be elected, a nominee must receive the vote of a plurality of the votes cast at the annual meeting by the holders of the outstanding shares of common stock voted for directors. Shares that are withheld and broker non-votes will not be counted as votes cast in connection with the election of directors. Unless otherwise noted by instruction of the voting stockholder on the accompanying proxy, the shares represented by the enclosed proxy will be voted "FOR" the election of Messrs. Garcia, Jennings, MacDonough, Sullivan, Willey, Trujillo and Plamondon as our directors.

The following table gives the name, age, principal occupation and business experience of the nominees for election as directors, all of whom are U.S. citizens. Also, included for each director is the year in which he became a director, his offices with us, family relationships, other directorships and certain other biographical information.


---------------------------------- -------- --------------------------------------------------------------- -----------
Name                               Age      Business Experience                                             Director
                                                                                                            Since
---------------------------------- -------- --------------------------------------------------------------- -----------
---------------------------------- -------- --------------------------------------------------------------- -----------
Ernest C. Garcia II                44       Chairman of the Board of Ugly Duckling since its founding in    1996
                                            1992. Mr. Garcia also served as Chief Executive Officer until
                                            July 1999 and as President from 1992 to 1996. Since 1991, Mr.
                                            Garcia has served as President of Verde Investments, Inc., a real estate investment corporation wholly owned by Mr.
                                            Garcia.  See "Proposal to be Voted on Item No. 2 - Issuance
                                            of Warrants," "Security Ownership of Certain Beneficial
                                            Owners and Management," "Involvement in Certain Legal
                                            Proceedings," "Change of Control Arrangements," and "Certain
                                            Relationships and Related Transactions."
---------------------------------- -------- --------------------------------------------------------------- -----------
Christopher D. Jennings            48       Co-Chief Executive Officer of San Vicente Group, Inc., a        1996
                                            company focused on investment and merchant banking
                                            opportunities in technology, life sciences and other
                                            knowledge based industries, beginning in May 2000.  From
                                            April 1998 until May 2000, he was a Managing Director of
                                            Friedman, Billings, Ramsey & Co., Inc., an investment banking firm. Mr. Jennings served as a Managing Director of
                                            Cruttenden Roth Incorporated (Cruttenden Roth), also an
                                            investment banking firm, from 1995 to April 1998. From 1992 to 1994, Mr. Jennings served as a Managing Director at the investment banking firm, Sutro & Co. From 1989 to 1992, Mr.
                                            Jennings served as a Senior Managing Director at Maiden Lane
                                            Associates, Ltd., a private equity fund. Prior to 1989, Mr.
                                            Jennings served in various positions with, among others, Dean
                                            Witter Reynolds, Inc. and Warburg Paribas Becker, Inc., both of which are investment banking firms. Mr. Jennings is also a director of Global Netfinancial.com, Inc.  Mr. Jennings is a member of the Compensation and Audit Committees of the
                                            board.  See "Certain Relationships and Related Transactions"
                                            and "Security Ownership of Certain Beneficial Owners and
                                            Management."
---------------------------------- -------- --------------------------------------------------------------- -----------
---------------------------------- -------- --------------------------------------------------------------- -----------
John N. MacDonough                 57       Former Chairman and Chief Executive Officer of Miller Brewing   1996
                                            Company, a brewer and marketer of beer, from 1993 until April of 1999. Mr. MacDonough previously served from 1992 to 1993 as Miller Brewing's President and Chief Operating Officer.
                                            Prior to 1992, he was employed in various positions at
                                            Anheuser Busch, Inc., also a brewer and marketer of beer. Mr.
                                            MacDonough is a director of FSbuy.com, a company offering an
                                            e-commerce solution for the foodservice industry.  Mr.
                                            MacDonough is also a director of Marshall & Ilsley Bank and
                                            Wisconsin Energy Corporation, a utility engaged in the
                                            generation, transmission, distribution and sale of electric energy. He is married to the sister of Mr. Sullivan.
---------------------------------- -------- --------------------------------------------------------------- -----------


Gregory B. Sullivan                43       Ugly Duckling Corporation's President since March 1996 and      1998
                                            Chief Executive Officer since July 1999. From 1995 through
                                            February 1996, Mr. Sullivan was a consultant for us. He is an inactive member of the State Bar of Arizona. Mr. Sullivan's sister is married to Mr. MacDonough.
---------------------------------- -------- --------------------------------------------------------------- -----------
Frank P. Willey                    48       President of Fidelity National Financial, Inc., a title         1996
                                            insurance underwriter, since 1995. From 1984 to 1995, Mr.
                                            Willey served as the Executive Vice President and General
                                            Counsel of Fidelity National Title. Mr. Willey is also a
                                            director of Fidelity National Financial, Inc. and CKE
                                            Restaurants, Inc., an operator of various quick-service
                                            restaurant chains. He is a member of the Compensation and
                                            Audit Committees of the board
---------------------------------- -------- --------------------------------------------------------------- -----------
---------------------------------- -------- --------------------------------------------------------------- -----------
Gary L. Trujillo                   [   ]    President, Chairman and Chief Executive Officer of Que          2001
                                            Pasa.Com since June 1999 and a director of Que Pasa.Com since
                                            April 1999.  In 1990, Mr. Trujillo founded Southwest Harvard
                                            Group, a Hispanic-owned and operated business consulting firm and served as its Chief Executive Officer and President from inception until April 1999.  Mr. Trujillo is a director of
                                            Southwest Harvard Group, Blue Cross and Blue Shield of
                                            Arizona, Wells Fargo & Co., Arizona (Advisory Board), The
                                            Arizona Community Foundation and South Mountain Community
                                            College ACE Entrepreneur Program.  Mr. Trujillo is a member of the Greater Phoenix Leadership and The Young Presidents
                                            Organization. In 1998, Mr. Trujillo received the Individual
                                            Business Minority Advocate Award and was voted by Arizona
                                            Business Journal as one of the most influential members of the Arizona Hispanic business community.  Mr. Trujillo
                                            started his career as an investment banker with Salomon
                                            Brothers, Inc. in New York City.  Mr. Trujillo holds a B.S.
                                            degree in Accounting from Arizona State University and an MBA degree from Harvard Business School.
---------------------------------- -------- --------------------------------------------------------------- -----------

---------------------------------- -------- --------------------------------------------------------------- -----------
William N. Plamondon               54       Chief Restructuring Officer and a director of ANC Rental        2001
                                            Corporation , an automobile rental company which includes the
                                            Alamo and National brands.  From December 2000 to September
                                            2001, Mr. Plamondon served as a full time consultant for the
                                            Restructuring Advisory Services Group of Ernest & Young
                                            Corporate Finance LLC, a subsidiary of E&Y LLP, which
                                            specializes in financial advisory services, mergers and
                                            acquisitions and capital markets practices.  From 1998 to
                                            2000 Mr. Plamondon was a partner and the President and Chief
                                            Executive Officer of R.I. Heller & Company LLC, a management advisory firm.  From 1997 to 1998, Mr. Plamondon served on the board of directors and as Chief Executive Officer of
                                            First Merchants Acceptance Corporation, during which time he managed the turn-around, financial restructuring and sale of the company.  From 1992 through 1997, Mr. Plamondon served as
                                            President and Chief Executive Officer of Budget Rent a Car
                                            Corporation.  Prior to holding that office, Mr. Plamondon
                                            held a variety of executive offices with Budget, including
                                            Executive Vice President - North America (1991-1992), Senior
                                            Vice President, Marketing (1989-1992), Regional Zone Manager,
                                            Florida/Southeast (1986-1989) and Vice President, Franchise
                                            Operations and Training (1982-1986).
---------------------------------- -------- --------------------------------------------------------------- -----------


                             Proposal To Be Voted On
                        Item No. 2 - Issuance of Warrants

Our Board of Directors Recommends a Vote "FOR" the issuance of the Warrants

We have agreed, subject to certain conditions, to issue warrants to purchase up to 1,500,000 shares of our common stock to Verde Investments, Inc. (Verde), an affiliate of Ernest C. Garcia II, our Chairman and largest shareholder, as outlined below. Shareholder approval of the issuance of the warrants is required by and consistent with Nasdaq rules. We are recommending to you the approval of the warrant issuance.

Background

On January 11, 2001, we entered into a $35 million senior secured loan facility. The facility was a renewal of a $38 million senior loan facility entered into in May of 1999. We used approximately $11.2 million to repay the balance of the replaced senior secured loan and intend to use the remainder of the facility for working capital and to pay down existing debt. The new facility has a 25 month term, interest is payable monthly at LIBOR plus 600 basis points and is secured by the residual interests retained by us from our securitization transactions.

As a condition to renewing this facility, the lenders required that Verde invest $7 million in us by way of a subordinated loan. The Verde loan was placed in escrow as additional collateral for the $35 million senior secured loan facility. Among other conditions, if we had at least $7 million in pre-tax income during the first six months of 2001 and Mr. Garcia (or an affiliate of his) guaranteed the payment of 33% of the senior secured loan, the $7 million in escrow would be released in July of 2001. These conditions were not satisfied. Accordingly, the loan proceeds remain in escrow. The $7 million in escrow is subject to pro rata reductions tied to reductions in the outstanding principal under the $35 million credit facility.

The maturity date of the note evidencing the Verde loan is December 31, 2003. Interest is payable on the Verde loan quarterly in arrears at LIBOR plus 600 basis points. The Verde loan is secured by the residual interests in our securitization transactions, but in a subordinate position to the senior secured loan facility. The payment of principal and interest on the Verde loan is subordinated to all secured obligations that are not specifically subordinated by their terms to the Verde loan. It is pari passu with the $17,478,680 (now $13,838,683 as of September 30, 2001) of 12% Subordinated Debentures due 2003 issued an Indenture dated October 15, 1998, the $11,939,565 11% Subordinated Debentures due 2007 issued under the Indenture and the $13,500,000 15% Senior Subordinated Loan between us and Kayne Anderson Investment Management, Inc. dated February 12, 1998, as amended.

As part of the consideration for the Verde loan, we released all options to purchase real estate that are currently owned by Verde and leased to us. We also granted Verde the option to purchase, at book value, any or all properties currently owned by us, or acquired by us prior to the earlier of December 31, 2003 or the date the Verde loan is repaid. The book value as of December 31, 2000 of all properties currently owned by us and subject to this option was $12,414,036. Verde agreed to lease the properties back to us, on terms similar to our current leases, if it exercises its option to purchase any of the properties. The terms of our current leases with Verde are described under "Certain Relationships and Related Transactions" below.

Verde is an Arizona corporation. Its principal business is real estate investment and its principal executive offices are located at 2575 East Camelback Road, Suite 700, Phoenix, Arizona 85018. Mr. Garcia is the sole owner and director of Verde and is its President. Verde's other executive officers are Steven Johnson, Vice President and Secretary, Randall Andrus, Vice President/Real Estate, and Nancy Young, Treasurer.

Right to Acquire Warrants

As additional consideration for the Verde loan, we agreed to grant to Verde warrants to purchase up to 1,500,000 shares of our common stock. Under this agreement, the warrants would not be issued if the Verde loan was repaid by July 25, 2001 (which could not occur before our repayment of the $35 million facility without the consent of the lenders) and Mr. Garcia was not required to guarantee the senior secured facility or any such guarantee was released. As noted above, the Verde loan was not repaid by July 25, 2001. Issuance of the warrants was also conditioned on our obtaining shareholder approval, as well as obtaining any necessary approvals and making any necessary filings required under Section 13 and 16 of the Securities Exchange Act of 1934. Under the terms of our agreement with Verde, if the warrants were not issued on or before July 25, 2001, Verde could cause the Verde loan to become immediately due and payable in full, which would cross-default substantially all of our other indebtedness.

The warrants will be exercisable at $4.50 per share, which was the market price of our common stock on the date the Verde loan was completed. Subject to the conditions described above, including receipt of shareholder approval for the issuance of the warrants, Mr. Garcia, through his beneficial ownership of Verde, will be immediately entitled to exercise warrants covering 500,000 shares of our common stock (which entitlement vested on July 25, 2001), and will be entitled to exercise warrants covering an additional 250,000 shares of our common stock every three months thereafter up to the total of 1,500,000 shares.

The warrants may be transferred from time to time, subject to applicable securities laws, at the request of the holder of the warrants. The warrants are subject to customary adjustment provisions to protect against dilution and recapitalization. Under the terms of the warrant agreement, the warrants are exercisable until July 25, 2011, unless they are redeemed prior to such date. Unless the warrants are fully exercised, we have the option to redeem the warrants at a price of $.10 per share at any time after July 25, 2006, if the average closing price of our common stock for a period of at least 20 consecutive trading days has equaled or exceeded $12.00.

Independent Review of the Terms of the Warrants

The Special Transaction Committee reviewed, negotiated and approved the terms of the Verde loan. The terms of the Verde loan were changed through the negotiation process in a manner favorable to us, including:

     the addition of a vesting schedule with respect to the exercisability of the warrants; and

     conditioning the issuance of the warrants on the receipt of a fairness opinion, any necessary shareholder approval, and the making of any required governmental filings.

The Special Transaction Committee requested and received an opinion from an investment banker that the terms of the Verde loan from a financial point of view are fair to you, our shareholders. This opinion is attached as Appendix B to this proxy statement and is more fully described below.

Based upon the recommendation of the Special Transaction Committee, the terms of the senior secured loan and the Verde loan were reviewed and approved unanimously by our board of directors (with Mr. Garcia abstaining).

Purpose of the Transaction

The $35 million senior secured loan facility replaced a prior loan facility in the original amount of $38 million from the same lenders. The prior facility had been paid down to approximately $11 million and was to mature in May 2001. We needed the senior secured facility to continue our business strategy and build inventory for our peak season, the first quarter of the year. Without this facility, we would have had to pursue other alternatives to raise cash, including possibly the bulk sale of inventory. Although we considered other alternatives, due to the state of the debt market at the time, the absence of a committed warehouse receivables lender and our financial circumstances, we did not believe that other viable alternatives were available to us on terms as favorable as the $35 million facility within a time frame required to achieve our objectives.

In this regard, we were in negotiations with the lenders under the senior secured facility in the fourth quarter of 2000, when GE Capital Corporation, our primary lender, announced that it was exiting the auto finance business and that it was not going to renew our warehouse receivables and inventory lines of credit at the end of June 2001. At the same time, in the fourth quarter of 2000, the leveraged loan market experienced a downturn as credit markets continued to tighten across the board. While we successfully closed our 18th securitization on December 7, 2000, as a result of these factors, we were required to include additional credit enhancements adverse to us for that securitization.

All of these factors converged to cause the lenders under our senior secured loan to institute further requirements for the closing of the senior secured facility, including the Verde loan.

Fairness of the Transaction

Opinion of Financial Advisor

On February 19, 2001, Roth Capital Partners, an investment banking firm ("Roth"), issued an opinion to our board that as of the date of the closing of the Verde loan, January 11, 2001, the Verde loan and the issuance of the warrants was fair from a financial point of view to us and our stockholders. Roth was engaged by us in January 2001 to evaluate the fairness of the Verde loan and warrant transaction to our unaffiliated stockholders. We did not place any limitation on Roth with respect to the investigations made or procedures followed by Roth in rendering its opinion. Roth's opinion addresses only the fairness, from a financial point of view, of the Verde loan and warrant transaction. It is not a recommendation to any stockholder as to how such stockholder should vote his stock at the annual meeting with respect to the warrant proposal. The full text of the opinion of Roth is attached as Appendix B to this proxy statement (without exhibits) and is incorporated herein by reference. You should read the opinion in its entirety before deciding how to vote. The summary of Roth's opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Roth has consented to inclusion of its opinion and the summary of its opinion in this proxy statement.

In the  course of its  analysis,  Roth  analyzed  the  warrants  using the Black
Scholes   methodology.   There  are  five  key  factors  in  the  Black  Scholes
methodology:

     the price of the stock;

     the exercise price of the option;

     the risk-free interest rate (the annualized, continuously compounded rate on a safe asset with the same maturity as the option);

     the time to maturity of the option; and
     the volatility of the underlying stock.

The warrants have an exercise price of $4.50 per share and an expiration of July 25, 2011. Roth used a volatility measure based on 90 and 200 day stock price averages. The risk-free interest rate was based on the term of the warrants. Using this methodology, Roth determined that the value of the warrants was between $5,034,819 and $5,720,477.

In giving its opinion, Roth considered, among other things, that the Verde loan was a condition precedent to the $35 million facility, our financial situation at the time of the Verde loan, including our need for the $35 million senior secured facility, the deteriorating condition of the debt market at that time, the terms of the Verde loan and the warrants, the consideration for the warrants, including the $7 million loan and the requirement that Mr. Garcia guarantee 33% of the $35 million facility when the Verde loan is released to us, and our historical stock prices. Roth considered that the delayed warrant issuance gave us time to attempt to restructure the $35 million facility and avoid issuing the warrants. However, Roth also determined that if the facility was not restructured, the warrants would not result in significant dilution.

Roth performed various financial analyses, including an analysis of the Verde loan structure and projected payments thereon, an analysis of the rate of return projected to be earned on the transaction by Mr. Garcia, and an analysis of impacts on the capitalization of Ugly Duckling from the Verde loan and warrant transaction.

In preparing its opinion, Roth did not assume responsibility for independent verification of any information, whether publicly available or furnished to it, concerning Ugly Duckling, including, without limitation, any financial information, forecasts or projections considered by it in connection with the rendering of its opinion. Accordingly, Roth assumed and relied upon the accuracy and completeness of all such information. Roth's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

The summary set forth above does not purport to be a complete description of the analyses conducted by Roth. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Roth based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors.

Roth is a recognized investment banking firm that is regularly engaged in the valuations of business and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. Among other factors, we selected Roth based on such experience, its familiarity with Ugly Duckling and the industries in which we operate, the cost for the services rendered and the timeliness in which the work could be performed and the opinion delivered. Roth (then Cruttenden, Roth) acted as an underwriter for us in connection with our initial public offering and secondary offering of common stock in 1996, both of which raised in the aggregate approximately $79.4 million in cash for us. Roth also has acted as a broker for certain of our officers and directors, and as our broker for some of the purchases of our common stock under our stock buy back program. Roth has not performed any other services for us. In the ordinary course of its business, Roth and its affiliates may actively trade securities of Ugly Duckling for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

We paid Roth a total fee of $100,000 upon delivery of its fairness opinion. In addition, we have agreed, among other things, to reimburse Roth for reasonable fees and disbursements of counsel and other reasonable out-of-pocket expenses incurred in connection with the services provided by Roth. We have also agreed to indemnify and hold harmless Roth and certain of its related parties from and against certain liabilities under the Federal securities laws, incurred in connection with the firm's engagement by us.

Other Factors in Determining Fairness

Based on the Roth opinion and other factors described below, we believed at the time, and still believe, that the Verde loan and the issuance of the warrants was and is fair to our unaffiliated stockholders. In making this determination, we considered the factors described below:

     1. The financial and other terms of the Verde loan and the warrants.

     2. The adverse consequences to us and our stockholders of failing to acquire the $35 million senior secured facility in time to build our inventory for the first quarter of 2000.

     3. That the lenders in the $35 million facility required the Verde loan as a condition precedent to the facility.

     4. The condition of the debt markets at the time (and the lack of viable alternatives to the $35 million loan available to us).

     5. Our belief that the terms of the Verde loan, including the issuance of the warrants are more favorable to us than terms that we could have obtained from an unrelated third party providing a similar loan under the circumstances at that time, if we could have found any such party. The warrants constituted part of the consideration for Mr. Garcia's making the Verde loan and agreeing to provide a guarantee of 33% of the $35 million facility if the Verde loan is released to us.

     6. That the Verde loan is subordinate to all of our senior debt and to the $35 million facility.

     7. The fact that issuance of the warrants was made subject to compliance with applicable legal requirements.

     8. Our receipt of the opinion of Roth Capital that the transaction was fair to our unaffiliated stockholders.

     9. The fact that the warrants would not be issued until July 25, 2001 and that we had the opportunity prior to issuance of the warrants to attempt to restructure the $35 million facility. (Given our financial condition and the continuing adverse debt and equity markets, we did not expect to be able to restructure, and we did not restructure, the $35 million facility prior to July 25, 2001.)

     10. The fact that a Special Transaction Committee of our board was formed for the purpose of evaluating all matters regarding the Verde loan, including the warrant agreement. The Special Transaction Committee evaluated, and ultimately recommended, that the board approve the Verde loan and warrant transaction. The board approved the Verde loan and warrants on January 8, 2001.

     11. The fact that the warrants will be issued with an exercise price of $4.50 per share, which was the closing price of our stock on the Nasdaq National Market on the date the Verde loan was made. This price was also in excess of the prices paid by Mr. Garcia for the purchase of a total of approximately 1,840,000 shares from unaffiliated third parties since February 28, 2001. Since the closing of the Verde loan, the market price of our common stock has fallen further. As of October 1, 2001, the closing price of our common stock on the Nasdaq National Market was $2.70.

     12. The fact that our net book value per share, which was $12.64 as of December 31, 2000, is substantially higher than the trading price of our common stock and the exercise price of the warrants. We did not separately analyze liquidation value or going concern value. We also considered the historical trading prices of our common stock, which have generally been higher than the current stock price and the exercise price of the warrants. See "Market for the Registrant's Common Equity Securities and Related Stockholder Matters."

     13. The fact that the issuance of our stock upon the exercise of the warrants will result in dilution of our existing stockholders. However, we do not believe that such dilution will be significant.

No appraisal rights are available to dissenting stockholders in connection with the warrant transaction. No provision has been made in connection with the transaction to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services for unaffiliated stockholders at our expense.

The transaction is not structured so that approval of at least a majority of unaffiliated security holders is required. Mr. Garcia has informed us that he will vote his shares in favor of the warrant transaction. In addition, each of our executive officers and directors has informed us that he will vote his shares in favor of the warrant transaction for the reasons stated herein.

Our board did not quantify, rank, or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of our board may have given different weights to different factors. Our board considered all of these factors in reaching the conclusions and recommendations described above. These factors generally weigh in favor of the warrant issuance, with the exception of the valuation measures described in
Item 10 and the dilution described in Item 11 above, and the lack of protections described in the 2 paragraphs immediately above.

Nevertheless, we believe that due to the factors listed above in favor of the warrant issuance and given the circumstances at the time, the Verde loan and warrants are fair to us and our unaffiliated stockholders.

Stock Ownership and Plans of Mr. Garcia

On October 3, 2000, our chairman, Mr. Garcia, made an offer to our board of directors to purchase all of the outstanding shares of our common stock not already beneficially owned by him. Mr. Garcia's offer contemplated the merger of Ugly Duckling with and into a corporation formed by Mr. Garcia for the purpose of the proposed transaction. Under the terms of the merger proposal, the holders of our outstanding shares of common stock (other than Mr. Garcia and his affiliates) would have received $8.50 per share, comprised of $2.50 in cash and $6.00 in subordinated indebtedness of the merged company that would mature in 10 years. Gregory B. Sullivan, our Chief Executive Officer and President, had an arrangement with Mr. Garcia under which Mr. Sullivan would acquire an option to purchase a 20% interest in the merged company. On October 27th, after discussions with us, our board of directors and the Special Transaction Committee established by our board to review and consider Mr. Garcia's offer, Mr. Garcia withdrew his offer. In his subsequent filings with the Securities and Exchange Commission, Mr. Garcia expressed a continuing interest in acquiring all of our outstanding common stock.

Between October 27, 2000 and April 11, 2001, Mr. Garcia or affiliates of Mr. Garcia purchased 2,367,100 shares of our common stock on the open market. As a result of these purchases, Mr. Garcia became our majority owner with an aggregate beneficial ownership, directly and through his affiliates, of 6,867,100 shares (approximately 56%) of our outstanding common stock. On April 11, 2001, Mr. Garcia delivered to our board of directors a modified merger proposal. The modified proposal was substantially the same as his original proposal, except that the merger consideration under his modified proposal provided for payment to holders of our common stock (other than Mr. Garcia and his affiliates) of $7.00 per share, comprised of $2.00 in cash and $5.00 in principal amount of subordinated debentures of the merged company that would mature in 10 years. The modified merger proposal also provided for Mr. Sullivan to acquire a 10% ownership interest in Mr. Garcia's Delaware merger corporation before the effective time of the merger.

On September 24, 2001, Mr. Garcia withdrew his modified merger proposal based on the economic uncertainty created by the September 11, 2001 terrorist attacks on New York City and Washington D.C.

Since January 1, 1999, Mr. Garcia has made the following purchases of our common stock through the wholly-owned entities listed below:

Date            Number of Shares        Price Per Share          Entity
----            ----------------        ---------------          ------
03/23/99        50,000(1)               $6.0625                  Verde Investments, Inc.
05/18/99        20,000(1)               $7.0625                  Verde Investments, Inc.
11/13/00          360,000               $5.50                    Verde Investments, Inc. (4)
11/14/00           58,000               $5.50                    Verde Investments, Inc. (4)
11/15/00           85,500               $5.375                   Verde Investments, Inc. (4)
11/15/00           18,800               $5.50                    Verde Reinsurance Company, Ltd.(2)
02/28/01          344,800               $3.38                    Cygnet Capital Corporation(3)
03/05/01        1,500,000               $4.1747                  Cygnet Capital Corporation


     (1) These shares were subsequently tendered in the exchange offer made by us to our shareholders that closed in April of 2000. See "Certain Relationships and Related Transactions" below.

     (2) Since November 1998, Mr. Garcia has served as the Managing Director of Verde Reinsurance Company, Ltd., a Nevis Island corporation and U.S. taxpayer wholly-owned by Mr. Garcia and his wife, which is engaged in property and casualty reinsurance.

     (3) During the past year, Mr. Garcia has served as the sole director and President of Cygnet Capital Corporation, an Arizona corporation wholly-owned by Mr. Garcia and his wife, which is engaged in commercial lending. The principal business address of Verde, Verde Reinsurance and Cygnet is 2575 E. Camelback Road, Suite 700, Phoenix, Arizona 85018.

     (4) These shares were subsequently sold to Cygnet Capital Corporation on January 8, 2001.

Legal Matters

On March 20, 2001, a shareholder derivative complaint was filed, purportedly on behalf of Ugly Duckling, in the Court of Chancery for the State of Delaware in New Castle County, captioned Berger v. Garcia, et al., No. 18746NC. The complaint alleges that our current directors breached fiduciary duties owed to us in connection with certain transactions between Ugly Duckling and Mr. Garcia and various entities controlled by Mr. Garcia. The complaint was amended on April 17, 2001 to add a second cause of action, on behalf of all persons who own our common stock and their successors in interest. The amended complaint alleges that our current directors breached fiduciary duties in connection with the proposed acquisition by Mr. Garcia of all of our outstanding common stock not owned by him. We are named as a nominal defendant in the action. The original cause of action seeks to void all transactions deemed to have been approved in breach of fiduciary duty and recovery by us of alleged compensatory damages sustained as a result of the transactions. The second cause of action seeks to enjoin us from proceeding with the proposed acquisition by Mr. Garcia, or, in the alternative, awarding compensatory damages to the class.

Following Mr. Garcia's offer in April 2001 to purchase all of our outstanding common stock not beneficially owned by him, five additional and separate purported shareholder class action complaints were filed between April 17 and April 25, 2001 in the Court of Chancery for the State of Delaware in New Castle County. They are captioned Turberg v. Ugly Duckling Corp., et al., No. 18828NC, Brecher v. Ugly Duckling Corp., et al., No. 18829NC, Suprina v. Ugly Duckling Corporation, et al., No. 18830NC, Benton v. Ugly Duckling Corp., et al., No. 18838NC, and Don Hankey Living Trust v. Ugly Duckling Corporation, et al., No. 18843NC. Each complaint alleges that we, and our directors, breached fiduciary duties in connection with the proposed acquisition by Mr. Garcia of all of our outstanding common stock not beneficially owned by him. The complaints seek to enjoin the proposed acquisition by Mr. Garcia and to recover compensatory damages caused by the proposed acquisition and the alleged breach of fiduciary duties. All of these cases were consolidated in June 2001. As noted above, in September 2001, Mr. Garcia withdrew his offer to purchase our outstanding common stock. While we do not yet know what position the plaintiffs will take now that Mr. Garcia's offer has been withdrawn, we intend to vigorously defend the allegations in the complaints and believe that the actions are without merit.

Stock and Debt Repurchase Program

In October 2001, our board of directors, acting on the unanimous recommendation of the Special Transaction Committee, authorized a new stock and debt repurchase program allowing us to repurchase up to $10 million of our outstanding common stock, 11% debentures due 2007 and 12% debentures due 2003 from time to time in one or more transactions, on the open market or otherwise. Under the terms of the new repurchase program:

     any repurchase of shares by us and any sale of shares by any of our stockholders will be voluntary, and there is no time limit within which these repurchases must be made;

     we may only repurchase shares of our common stock at prices that do not exceed the shares' book value or prevailing market value at the time of repurchase;

     we may not repurchase more than $3 million of our common stock without further approval of the Special Transaction Committee and the board;

     we may only repurchase the 11% debentures and 12% debentures at discounts from full value of 5% or more;

     we will not undertake any repurchase of our common stock, 11% debentures or 12% debentures until we have received all required approvals from our lenders;

     we will pay for shares, 11% debentures and 12% debentures that we repurchase out of working capital, and will only make repurchases when we believe we have adequate liquidity to carry on our operations and satisfy our debt in the ordinary course, after giving effect to the repurchases; and

     we intend to hold any shares of common stock that we repurchase in our treasury for potential re-issuance in the future. However, we may elect to retire some or all of these shares. We intend to cancel any 11% debentures and 12% debentures that we repurchase.

The board of directors' decision to approve the repurchase program was based in part on the Special Transaction Committee's belief that the repurchase of our common stock, 11% debentures and 12% debentures in accordance with the above-described terms represents an appropriate and fair allocation of our capital. Based on the terms and conditions of the repurchase program, the Special Transaction Committee and the board of directors have concluded that the repurchase program is fair to and in the best interests of Ugly Duckling and our unaffiliated stockholders, whether as selling or non-selling stockholders.

This conclusion was reached without obtaining any third party analysis or opinion as to the fairness of the repurchase program to our stockholders. In making this determination, the Special Transaction Committee and the board considered the factors described below:

     All purchases by us pursuant to the repurchase program would be made at prevailing market or other negotiated prices in voluntary transactions with selling stockholders. Accordingly, selling stockholders would not only receive consideration reflecting the market value of our stock, but would also be entitled to retain their investment should they wish to do so. On October 1, 2001, the last reported sale price of our common stock was $2.70 per share;

     From the quarter beginning January 1, 1999 until September 30, 2001, the highest bid price for our common stock was $9.625 per share and the lowest bid price was $2.250 per share. While a selling stockholder could be selling their stock at a price below the historical price over the last two years, the future market price of our stock is unpredictable and none of our stockholders has any guarantee of our future stock price;

     Neither the Special Transaction Committee nor the board conducted any appraisals of the going concern or liquidation value of Ugly Duckling or the value its stock, nor did they obtain any third party analysis or opinion as to such matters. Therefore, we do not have any information upon which to base a discussion of the going concern or liquidation value of the common stock. While we believe that our common stock is currently undervalued and that the going concern and liquidation value would be in excess of the market price of the common stock, Ugly Duckling has no present plans to enter into any transaction that would involve a sale of the company or its assets or a liquidation. As a result, the only currently available means for unaffiliated stockholders to realize value for their stock would be to sell their stock on the open market at market prices;

     Ernest C. Garcia II, our chairman and principal stockholder, beneficially owns approximately 56% of our outstanding common stock. As a result, repurchases of our common stock pursuant to the repurchase program would not result in Mr. Garcia acquiring control of Ugly Duckling or alter, in any material respect, his ability to determine the outcome of matters submitted to a stockholder vote. However, the Special Transaction Committee and board did consider the fact that Mr. Garcia has made two separate offers within the past year, each of which were withdrawn, to acquire all of the outstanding stock not beneficially owned by him, and that any repurchase by Ugly Duckling of shares of its outstanding common stock could be of assistance to Mr. Garcia if he were to make a new offer to acquire Ugly Duckling in the future; and

     A reduction in the number of shares of common stock outstanding would also be expected to increase Ugly Duckling's earnings per share and result in higher stock prices, subject to any effects arising from the diversion of cash otherwise available for operations for use in connection with the repurchase program. However, under the repurchase program, Ugly Duckling intends to purchase shares only if cash is available to do so and not needed for operations.

We do not presently anticipate, after making reasonable inquiry, that any of our directors or executive officers will sell shares of our common stock to us in connection with the repurchase program. There is no term or arrangement concerning the repurchase program that would treat any holder of our common stock different from other holders of our common stock. Under Delaware law, our repurchase of shares of our common stock does not need to be approved by our stockholders. Consequently, the repurchase program does not require the approval of a majority of our unaffiliated stockholders. There are no dissenters' rights of appraisal available to holders of our common stock in connection with the repurchase program. There are no provisions in the repurchase program to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at the expense of Ugly Duckling.

To date, we have not repurchased any shares under this new repurchase program. However, beginning in the fourth quarter of 1998 through the fourth quarter of 2000, we made significant repurchases of our common stock. In the fourth quarter of 1998, we acquired approximately 2.7 million shares of our common stock in exchange for approximately $17.5 million of 12% subordinated debentures due 2003. In April of 2000, we acquired approximately 1.1 million shares of our common stock in exchange for approximately $11.9 million of 11% subordinated debentures due 2007.

In April 1999, our board of directors authorized a stock repurchase program allowing us to repurchase up to 2.5 million shares of our common stock from time to time. Purchases may be made depending on market conditions, share price, lender approval and other factors. Since its inception, we have repurchased 1,685,425 shares under this program.

Since January 1, 1999, excluding shares repurchased in the two exchange offers, we have purchased 2,623,425 shares of our common stock at prices ranging from $4.59 to $7.50 and at an average purchase price per quarter of:

          Quarter                                                    Average Purchase Price
          1999:
                            1st Quarter                              $5.66
                            2nd Quarter                              --
                            3rd Quarter                              $7.50
                            4th Quarter                              --
          2000:
                            1st Quarter                              --
                            2nd Quarter                              --
                            3rd Quarter                              $7.21
                            4th Quarter                              $7.00

          2001:
                            1st Quarter                              --
                            2nd Quarter                              --
                            3rd Quarter                              --

As more fully discussed below, purchases by us pursuant to the newly-adopted repurchase program, coupled with the exercise by Mr. Garcia, through Verde, of the warrants to acquire 1,500,000 shares of our common stock, could be deemed to have the effect of facilitating Mr. Garcia in taking Ugly Duckling private should he propose a new transaction to accomplish that objective.

Material Contracts and Plans of Ugly Duckling

Except as expressly described in this proxy statement, we have no plans, are not aware of any proposals and are not engaged in negotiations with respect to any of the following types of transactions:

     1. any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     2. any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     3. any material change in our present dividend policy, or indebtedness or capitalization, except in the ordinary course of financing our business;

     4. any change in our present board of directors or management;

     5. any other material change in our corporate structure or business;

     6. any delisting of our common stock from the Nasdaq National Market;

     7. any deregistration of our common stock under the Securities Exchange Act of 1934, or

     8. the suspension of our obligation to file reports under the Securities Exchange Act of 1934.

Except as described in this proxy statement, there have been no negotiations, transactions, or material contacts in the last two years between us and any of our executive officers or directors, controlling persons, or executive officer or directors of controlling persons, with respect to any merger, consolidation, acquisition, tender offer for, or other acquisition of, any class of our securities, election of our directors, or sale or other transfer of a material amount of our assets.

To our knowledge, except as described in this proxy statement, there is no agreement, arrangement, or understanding, whether or not legally enforceable, between any of our executive officers or directors or their affiliates and any other person with respect to any of our securities.

Except as described herein, there have been no firm offers made by any unaffiliated person during the last two years for any merger or consolidation of us with any other company, any sale of all or any substantial part of our assets, or any sale of our securities that would enable the holder to exercise control over us.

Effects of the Transaction

If the warrants are issued to Mr. Garcia and exercised in full, such that Mr. Garcia acquires all of the 1,500,000 warrant shares, Mr. Garcia's beneficial ownership of our outstanding common stock would increase to over 60%. However, as noted above, Mr. Garcia is already the beneficial owner of a majority of our outstanding common stock. The remaining holders of our common stock are already minority holders and cannot, as a collective group, vote more shares of common stock than Mr. Garcia beneficially owns. Even without the issuance of the warrants, Mr. Garcia is now in a position to control the election of our directors or the approval of any merger, reorganization or other business combination transaction submitted to a vote of our shareholders or other extraordinary transaction. Mr. Garcia could vote to approve such a transaction on terms which might be considered more favorable to Mr. Garcia than to unaffiliated stockholders. The terms of any such transaction could require stockholders other than Mr. Garcia to dispose of their shares of common stock for cash or other consideration even if the stockholders would prefer to continue to hold their shares of our common stock for investment. Any such transaction could also result in Ugly Duckling's common stock being delisted from the Nasdaq National Market or being held of record by fewer than 300 persons and, therefore, eligible for termination of registration pursuant to
Section 12(g)(4) of the Securities Exchange Act of 1934.

As described above, Mr. Garcia has throughout the latter half of 2000 and most of 2001 demonstrated his interest in beneficially acquiring all outstanding shares of our common stock not already beneficially owned by him and taking Ugly Duckling private. While Mr. Garcia has withdrawn his most recent acquisition proposal made in April 2001, it is possible that he may make a further offer to take us private in the future. The above-described repurchase by us of up to $10 million of our common, coupled with the exercise by Mr. Garcia, through Verde, of the 1,500,000 warrants issued to Verde, could be of assistance to Mr. Garcia in taking Ugly Duckling private should he propose a new transaction to accomplish that objective.

Mr. Garcia founded Ugly Duckling and has always been a substantial shareholder of Ugly Duckling. Mr. Garcia has also been our Chairman of the Board for the last five years. The increase in Mr. Garcia's beneficial ownership will not likely have any effect on our operations or management.

As noted above, based on the advice of Roth Capital Partners, we do not believe that the issuance of the warrants will result in significant dilution of our common stock.

We incurred approximately $141,268.70 of expenses in connection with the Verde loan and warrant transaction, including the following: legal - $41,268.70; and fairness opinion - $100,000.

Recommendation of the Board of Directors

Based upon the foregoing, particularly the opinion of an investment banker that the terms of the Verde loan, including the issuance of the warrants, are fair from a financial point of view, the board of directors recommends he approval of the issuance of the warrants and that you vote "FOR" the proposal.

                    Security Ownership of Certain Beneficial
                              Owners and Management

The following table gives information as of October 1, 2001, unless another date is indicated, concerning:

     each beneficial owner of more than 5% of our common stock;

     beneficial ownership by all our directors and all our named executive officers listed in the Summary Compensation Table on page [23] of this proxy statement (Named Executive Officers); and

     beneficial ownership by all our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire as of November 30, 2001 (60 days after October 1, 2001) through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares these powers with his spouse) with respect to the shares set forth in the following table. Other than as set forth below, we know of no other 5% owner of our common stock as of October 1, 2001.

                           Beneficial Ownership Table

------------ ----------------------------------------------------------- ---------------------------- -----------------

Title of     Name of Beneficial Owner, Address and Other Information(1)  Amount and Nature of         Percent of
---------    ----------------------------------------------------------  ---------------------        ----------
Class                                                                    Beneficial Ownership         Class (2)(3)(4)
-----                                                                    (#)(2)((3)(4)
------------ ----------------------------------------------------------- ---------------------------- -----------------
------------ ----------------------------------------------------------- ---------------------------- -----------------
Common       Ernest C. Garcia II, Chairman of the Board and _____%        6,867,100     Direct
Stock        Owner.                                                          40,000     Vested Options
                                                                         ----------
                                                                          6,907,100     Total                    56.68%
------------ ----------------------------------------------------------- ---------------------------- -----------------
Common       Dimensional Fund Advisors, Inc., 5% owner based on a           903,900     Direct
Stock        schedule 13G filing made February 2, 2001.  According to             0     Indirect
             this schedule 13G, Dimensional has sole voting and                   0     Vested Options            7.35%
             dispositive power over 903,900 shares of our common         ----------
             stock.  1299 Ocean Avenue, 11th Floor, Santa Monica, CA        903,300     Total
             90401                                                       ==========

------------ ----------------------------------------------------------- ---------------------------- -----------------
Common       Gregory B. Sullivan, Director, President and Chief              59,800     Direct
Stock        Executive Officer                                                    0     Indirect
                                                                            275,000     Vested Options            2.68%
                                                                         ----------
                                                                            334,800     Total
                                                                         ==========

------------ ----------------------------------------------------------- ---------------------------- -----------------
------------ ----------------------------------------------------------- ---------------------------- -----------------
Common       Steven T. Darak, Senior Vice President and Chief               140,000     Direct
Stock        Financial Officer                                                    0     Indirect
                                                                             38,999     Vested Options            1.45%
                                                                         ----------
                                                                            178,999     Total
                                                                         ==========
------------ ----------------------------------------------------------- ---------------------------- -----------------
------------ ----------------------------------------------------------- ---------------------------- -----------------
Common       Steven A. Tesdahl, Senior Vice President and Chief              14,565     Direct
Stock        Information Officer                                                  0     Indirect
                                                                             40,000     Vested Options               *
                                                                         ----------
                                                                             54,565     Total
                                                                         ==========
------------ ----------------------------------------------------------- ---------------------------- -----------------
------------ ----------------------------------------------------------- ---------------------------- -----------------
Common       Christopher D. Jennings, (5) Director, indirect ownership        6,444     Direct
Stock        consists of a warrant to purchase 19,833 shares of our               0     Indirect
             common stock held on behalf of Mr. Jennings by Cruttenden       15,000     Vested Options               *
             Roth, an investment banking firm and previous employer of   ----------
             Mr. Jennings.                                                   21,444     Total
                                                                         ==========

------------ ----------------------------------------------------------- ---------------------------- -----------------
------------ ----------------------------------------------------------- ---------------------------- -----------------
Common       John N. MacDonough, (5) Director, indirect ownership             4,444     Direct
Stock        consists of shares of our common stock acquired by Mr.             100     Indirect
             MacDonough's son.                                               15,000     Vested Options               *
                                                                         ----------
                                                                             19,544     Total
                                                                         ==========

------------ ----------------------------------------------------------- ---------------------------- -----------------
------------ ----------------------------------------------------------- ---------------------------- -----------------
Common       Frank P. Willey, (5) Director                                        0     Direct
Stock                                                                             0     Indirect
                                                                             15,000     Vested Options               *
                                                                         ----------
                                                                             15,000     Total
                                                                         ==========

------------ ----------------------------------------------------------- ---------------------------- -----------------
------------ ----------------------------------------------------------- ---------------------------- -----------------
Common       Jon D. Ehlinger, Vice President, Secretary and General           2,000     Direct
Stock        Counsel                                                              0     Indirect
                                                                             10,000     Vested Options               *
                                                                         ----------
                                                                             12,000     Total
                                                                         ==========
------------ ----------------------------------------------------------- ---------------------------- -----------------
------------ ----------------------------------------------------------- ---------------------------- -----------------
             All directors and executive officers as a group (9           7,543,452                              61.45%
             persons)
------------ ----------------------------------------------------------- ---------------------------- -----------------


* Represents less than one percent of our outstanding common stock.


(1) Unless otherwise noted, the address of each of the listed beneficial owners of our common stock is 4020 East Indian School Road, Phoenix, Arizona 85018.

(2) "Vested Options" are options that the holder can exercise as of November 30, 2001. These options were issued under either the Incentive Plan or the Executive Plan and their related terms and conditions, including vesting schedules. See "Compensation of Executive Officers, Benefits and Related Matters - Long Term Incentive Plan" and " - 1998 Executive Incentive Plan."

(3) Shares of our common stock that are subject to options, warrants or other rights which are currently exercisable or exercisable within 60 days (i.e., as of November 30, 2001) are treated as outstanding for purposes of computing the percentage of the person holding the option, warrant or other right, but are not treated as outstanding for computing the percentage of any other person. Except as indicated in footnote (4) below, the amounts and percentages are based upon 12,275,489 shares of our common stock outstanding as of October 1, 2001, net of shares we hold in our treasury.

(4) Information in the table that is described as based on Schedule 13G and/or amendment filings was provided to us by the beneficial owner effective as of December 31, 2000, including the amount of securities beneficially
     owned,  but  not  including  the  percentage  of  class,   which  has  been
     recalculated based on the number of shares outstanding as of October 1, 2001. We make no representation as to the accuracy or completeness of the information provided in these Schedule 13Gs and/or amendments or the information in the beneficial ownership table, which is based solely on the filings.

(5) The total and direct ownership for these independent board members includes 4,444 shares of our common stock that we granted under the Director Plan. We granted and issued shares having a value of $30,000 on or about the date of grant (i.e., 4,444 shares of our common stock) to each independent board member upon his appointment or election to our board in June 1996. Under the Director Plan, these shares generally vest over a 3-year period at an annual rate of 33%, beginning on the first anniversary date after the grant date (June 1996).


                       Section 16(a) Beneficial Ownership
                              Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. We are not aware of any failure of our directors, officers and 10% stockholders to comply with all Section 16(a) reporting requirements during 2000. In making this statement, we have relied upon the written representation of our directors, officers and 10% stockholders who are our affiliates. We disclaim any responsibility for determining whether any person, other than Mr. Garcia, who has filed a Schedule 13D reporting more than 10% beneficial ownership for purposes of Section 13(d) of the Securities Exchange Act of 1934, is also a more than 10% owner for purposes of Section 16(a) of the Securities Exchange Act of 1934 and we make no representations as to whether any such person has made all required filings under Section 16(a).

                       Executive Officers of Ugly Duckling

The following is information concerning our executive officers as of October 1, 2001.


                Name                    Age                              Position
       ----------------------------     ---   -----------------------------------
       Gregory B. Sullivan.........     43    President, Chief Executive Officer and Director
       Steven T. Darak.............     53    Senior Vice President and Chief Financial Officer
       Steven A. Tesdahl...........     42    Senior Vice President and Chief Information Officer
       Jon D. Ehlinger.............     44    Vice President, General Counsel and Secretary
       C. Robert Fulton............     35    Vice President and Treasurer

Gregory B. Sullivan was appointed Chief Executive Officer in July 1999. Mr. Sullivan has served as our President since March 1996. In 1998, Mr. Sullivan was elected to our Board of Directors. Mr. Sullivan has also served as President of Ugly Duckling Car Sales, Inc. since December 1996. From 1995 through February 1996, Mr. Sullivan was a consultant to us. Mr. Sullivan formerly served as President and principal stockholder of an amusement game manufacturing company that he co-founded in 1989 and sold in 1994. Prior to 1989, Mr. Sullivan was involved in the securities industry and practiced law with a large Arizona firm. He is an inactive member of the State Bar of Arizona. Mr. Sullivan's sister is married to John N. MacDonough, another member of our Board of Directors.

Steven T. Darak has served as our Senior Vice President and Chief Financial Officer since February 1994. From June 1993 through January 1994, Mr. Darak was a consultant to us. From 1989 to January 1994, Mr. Darak owned and operated Champion Financial Services, Inc., a used car finance company we acquired in early 1994. Prior to 1989, Mr. Darak served in various positions in the banking industry and in public accounting.

Steven A. Tesdahl has served as the Senior Vice President and Chief Information Officer for the Company since September of 1997. From 1993 to 1997, Mr. Tesdahl was a partner with Andersen Consulting, a leading global provider of business integration consulting services. Prior to 1993, Mr. Tesdahl was an Associate Partner with Andersen Consulting.

Jon D. Ehlinger has served as our Vice President, General Counsel and Secretary since July 1999, joining us in 1998 as the General Counsel for Ugly Duckling Car Sales and Finance Corporation. Prior to 1998, Mr. Ehlinger was in-house counsel for almost thirteen years for a major financial institution. Mr. Ehlinger is licensed to practice law in Arizona and has also worked for two Arizona law firms.

Robert Fulton was appointed as our Treasurer in February 2001 and Vice President as of October 1, 2001. Mr. Fulton joined us in November 2000. From April 1998 to November 2000, Mr. Fulton served as the Director of Investor Relations/Assistant Treasurer at The Dial Corporation. Prior to that time, Mr. Fulton held various industry positions involving treasury management and treasury services.

Each of our executive officers is a U.S. citizen. Our officers are elected each year at the first meeting of our board of directors subsequent to our annual meeting of shareholders. Our officers hold office until their successors are chosen and qualified or until their earlier retirement, resignation, or removal. Except as summarized above, there is no family relationship among any of our officers and directors.

               Market for Ugly Duckling's Common Equity Securities
                         and Related Stockholder Matters

Market and Trading History

Our common stock trades on the Nasdaq National Market under the symbol "UGLY." The high and low closing sales prices of the common stock, as reported by Nasdaq for the two most recent fiscal years are reported below.

                                                                                                  Market Price
                                                                                              High            Low
    Fiscal Year 2000:
    First Quarter..........................................................................$     8.50     $     6.69
    Second Quarter.........................................................................$     8.13     $     6.84
    Third Quarter..........................................................................$     7.50     $     5.81
    Fourth Quarter.........................................................................$     5.88     $     3.94

    Fiscal Year 1999:
    First Quarter..........................................................................$     6.50     $     4.25
    Second Quarter.........................................................................$     7.69     $     5.13
    Third Quarter..........................................................................$     9.00     $     6.88
    Fourth Quarter.........................................................................$     8.88     $     6.81

On October 1, 2001, the last reported sale price of the common stock on Nasdaq was $2.70 per share.

Dividend Policy

We have never paid dividends on our common stock and do not anticipate doing so in the foreseeable future. It is the current policy of our board of directors to retain any earnings to finance the operation and expansion of our business or to repurchase our common stock pursuant to existing stock buy back programs. In addition, the terms of our primary revolving credit facility prevent us from declaring or paying dividends in excess of 15% of each year's net earnings available for distribution. Our future financings may also include such restrictions.

                  Compensation of Executive Officers, Benefits
                               and Related Matters

Summary Compensation Table

The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities for us during the three fiscal years ended December 31, 2000 of our Named Executive Officers. "Named Executive Officers" consist of (1) each person serving as our Chief Executive Officer during 2000, (2) our 4 next most highly compensated executive officers serving as executive officers at December 31, 2000, and (3) 2 additional individuals who would have been reported under (2) above but for the fact that the individuals were not serving as executive officers for Ugly Duckling at December 31, 2000.

--------------------------------- ------- ---------------------------------- ------------------------ ----------------
                                            Annual Compensation                Long-Term Compensation
                                          ---------------------------------- ------------------------
                                          ---------- ---------- ------------ ------------------------
                                                                                Awards
                                                                             ----------- ------------

                                                                Other        Restricted  Securities   All Other
                                                                Annual       Stock       Under-       Compensation
Name And Principal                Year    Salary     Bonus      Compen-      Award(s)    Lying        ($)(2)
Position                                  ($)                   sation       ($)         Options
                                                                ($)                      (#)(1)
--------------------------------- ------- ---------- ---------- ------------ ----------- ------------ ----------------
--------------------------------- ------- ---------- ---------- ------------ ----------- ------------ ----------------
Gregory B. Sullivan                 2000    $250,000    $74,580   $8,896 (3)          --          --   $2,124
  President and Chief             ------- ---------- ---------- ------------ ----------- ------------ ----------------
  Executive Officer               ------- ---------- ---------- ------------ ----------- ------------ ----------------
                                    1999    $200,000    $60,000   $4,850 (3)          --     125,000     $688
                                  ------- ---------- ---------- ------------ ----------- ------------ ----------------
                                  ------- ---------- ---------- ------------ ----------- ------------ ----------------
                                    1998    $208,308         --   $1,156 (3)          --     500,000     $833
                                  ------- ---------- ---------- ------------ ----------- ------------ ----------------
--------------------------------- ------- ---------- ---------- ------------ ----------- ------------ ----------------
Steven T. Darak                     2000    $197,308    $52,294   $4,141 (4)          --          --       --
  Senior Vice President, and      ------- ---------- ---------- ------------ ----------- ------------ ----------------
  Chief Financial Officer         ------- ---------- ---------- ------------ ----------- ------------ ----------------
                                    1999    $175,000    $49,950     $870 (4)          --      35,000       --
                                  ------- ---------- ---------- ------------ ----------- ------------ ----------------
                                  ------- ---------- ---------- ------------ ----------- ------------ ----------------
                                    1998    $180,961         --   $1,750 (4)          --   65,001(5)       --
                                  ------- ---------- ---------- ------------ ----------- ------------ ----------------
--------------------------------- ------- ---------- ---------- ------------ ----------- ------------ ----------------
Steven A. Tesdahl (6)               2000   $226,816    $18,536           --           --          --   $1,438
  Senior Vice President           ------- ---------- ---------- ------------ ----------- ------------ ----------------
  and Chief Information           ------- ---------- ---------- ------------ ----------- ------------ ----------------
  Officer                           1999   $198,941    $11,658           --           --          --     $220
                                  ------- ---------- ---------- ------------ ----------- ------------ ----------------
                                  ------- ---------- ---------- ------------ ----------- ------------ ----------------
                                    1998   $187,115         --           --           --  75,000 (7)   $1,000
                                  ------- ---------- ---------- ------------ ----------- ------------ ----------------
--------------------------------- ------- ---------- ---------- ------------ ----------- ------------ ----------------
Jon Ehlinger                        2000    $147,462    $33,363                        --          --   $1,879
  Vice President,                 ------- ---------- ---------- ------------ ----------- ------------ ----------------
  General Counsel and Secretary   ------- ---------- ---------- ------------ ----------- ------------ ----------------
                                    1999    $135,076    $17,081           --           --      10,000     $172
                                  ------- ---------- ---------- ------------ ----------- ------------ ----------------
                                  ------- ---------- ---------- ------------ ----------- ------------ ----------------
                                    1998     $56,307         --           --           --      10,000           --
--------------------------------- ------- ---------- ---------- ------------ ----------- ------------ ----------------


(1) The amounts shown in this column represent stock options granted either pursuant to the Incentive Plan or the Executive Plan. For the Incentive Plan, options generally vest over a 5-year period, with 20% of the options becoming exercisable on each successive anniversary of the date of grant. For the Executive Plan, options vest over a 5-year period, with 20% becoming exercisable on each successive anniversary of the date of grant, but subject to additional vesting hurdles based on the market price of our common stock as traded on Nasdaq and /or internal financial performance targets. Regardless of the preceding vesting schedule being met for the Executive Plan options, such options also fully vest at a set date in the future (i.e., "cliff vest"). See "Compensation of Executive Officers, Benefits and Related Matters - Long Term Incentive Plan" and " --- 1998 Executive Incentive Plan" for a discussion of the Incentive Plan and Executive Plan, respectively.
(2) The amounts shown in this column include the dollar value of 401(k) plan contributions in Ugly Duckling common stock made by us for the benefit of our Named Executive Officers. The stock related portion of this amount only includes vested stock as of December 31, 2000 and the value is calculated with a share price of $3.94, the closing price of the stock as of December 31, 2000 (as reported by Nasdaq).
(3) These amounts include $8,896 for Mr. Sullivan's personal use of a company car for 2000, $4,850 for 1999 and $1,156 for a portion of 1998.
(4) These amounts include an $4,141 for Mr. Darak's personal use of an auto for 2000, $870 for car allowance in 1999 and a $1,750 car allowance during 1998.
(5) This amount includes 15,001 options that were cancelled and reissued on November 17, 1998.
(6) Mr. Tesdahl received a grant of restricted stock upon his initial hiring in September 1997. The grant was pursuant to his employment agreement with us and was made outside of the Incentive Plan and the Executive Plan. The award was for approximately 7,692 shares at $13.00 per share (based on the closing price of our stock on the grant date as reported by Nasdaq). Under Mr. Tesdahl's employment agreement, these shares vested 100% in January 1998. At December 31, 2000, Mr. Tesdahl retained 4,565 shares from the restricted stock award, valued at $31,407 (based on the December 31, 2000 closing price of our stock of $3.94 per share as reported by Nasdaq).
(7) This amount includes 50,000 options that were cancelled and reissued on November 17, 1998.

Option Grants in Last Fiscal Year

There were no option grants for the fiscal year ended December 31, 2000 to any of our Named Executive Officers.

Recent Option Grants in 2001

On February 19, 2001, our board of directors and Compensation Committee approved a grant of 5,000 options under the Long Term Incentive Plan to each independent director at an exercise price of $4.03 per share.

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-End  Option
Values

The table below sets forth information with respect to option exercises and the number and value of options outstanding at December 31, 2000 held by our Named Executive Officers. Generally, we have not issued any other forms of stock based awards.

---------------------- -------------- ------------- ------------------------------- --------------------------------
                                                    Number of Securities            Value Of Unexercised
                                                    Underlying Options At           In-The-Money Options At
                                                    Fiscal Year End (#)(1)          Fiscal Year End ($)(2)
                                                    ------------------------------- --------------------------------
                                                    --------------- --------------- ---------------- ---------------
                       Shares
Name                   Acquired On    Value         Exercisable     Unexercisable   Exercisable      Unexercisable
                       Exercise (#)   Realized ($)
---------------------- -------------- ------------- --------------- --------------- ---------------- ---------------
---------------------- -------------- ------------- --------------- --------------- ---------------- ---------------
Ernest C. Garcia II    --             --            20,000          80,000          --               --
---------------------- -------------- ------------- --------------- --------------- ---------------- ---------------
---------------------- -------------- ------------- --------------- --------------- ---------------- ---------------
Gregory B. Sullivan    --             --            336,000         430,000         $156,600.00      --
---------------------- -------------- ------------- --------------- --------------- ---------------- ---------------
---------------------- -------------- ------------- --------------- --------------- ---------------- ---------------
Steven T. Darak        --             --            33,998          76,003          --               --
---------------------- -------------- ------------- --------------- --------------- ---------------- ---------------
---------------------- -------------- ------------- --------------- --------------- ---------------- ---------------
Jon D. Ehlinger        --             --            6,000           14,000          --               --
---------------------- -------------- ------------- --------------- --------------- ---------------- ---------------
---------------------- -------------- ------------- --------------- --------------- ---------------- ---------------
Steven A. Tesdahl      --             --            30,000          45,000          --               --
---------------------- -------------- ------------- --------------- --------------- ---------------- ---------------


(1) For the Incentive Plan, generally options vest over a 5-year period, with 20% of the options becoming exercisable on each successive anniversary of the date of grant. Under the Executive Plan, options vest over a 5-year period, with 20% of the options becoming exercisable on each successive anniversary of the date of grant, but subject to additional vesting hurdles based on the market price of our common stock as traded on Nasdaq and/or certain internal target financial performance measures. In any event, such options fully vest on January 15, 2005 or March 2, 2006 (i.e., "cliff vesting"), depending upon their issuance date. See "Compensation of Executive Officers, Benefits and Related Matters- Long Term Incentive Plan" and " --- 1998 Executive Incentive Plan" for additional information on the Incentive Plan and Executive Plan, respectively. Also see " - Compensation Committee Report on Executive Compensation."

(2) In-the-money options are options for which the option exercise price (the fair market value on the date of grant) was lower than the market price of our common stock on December 31, 2000. The market price of our common stock on December 31, 2000 was $3.94 per share based on the closing price of our stock on that date as reported by Nasdaq. The values in the last two columns have not been, and may never be, received by the Named Executive Officers. Actual gains, if any, on option exercises will depend on the value of the common stock on the exercise dates. Accordingly, there can be no assurance that the values shown in the last two columns will be realized. The closing price of our common stock on October 1, 2001 was $2.70 per share.


Long Term Incentive Plan

In June 1995, our stockholders  approved the Long Term Incentive Plan (Incentive
Plan). We believe that our Incentive Plan promotes the success and enhances the value of Ugly Duckling by linking the personal interests of participants to those of our stockholders and providing participants with an incentive for outstanding performance. Under the Incentive Plan, we may grant various types of awards to our employees, consultants and advisors, including:

     incentive stock options (ISOs);

     nonqualified stock options (NQSOs);

     performance shares;

     restricted stock; and

     performance-based awards.

The Incentive Plan is administered by our board or a board committee (i.e., the Compensation Committee), whose members qualify as non-employee directors and outside directors. The Compensation Committee has the authority to administer the plan, including the power to determine:

     eligibility;

     type and number of awards to be granted; and

     terms and conditions of any award  granted,  including the price and timing
     of  awards,   vesting  and   acceleration   of  such  awards   (other  than
     performance-based awards).

Thus far, we have only granted ISOs and NQSOs under this plan. Generally, these stock options have been subject to vesting over a five-year period, with 20% of the options becoming exercisable by the holder on each successive anniversary date of the grant. The options generally expire 10 years after the grant date. The total number of shares of our common stock initially available for awards under the Incentive Plan was 1,800,000. The exercise price of all options granted under the plan in the past has equaled or exceeded the fair market value of our common stock on the date of grant. The plan has a "change of control" provision that is summarized below in this proxy statement. See "Compensation of Executive Officers, Benefits and Related Matters -- Change of Control Arrangements."

In 2000, the Compensation Committee granted, subject to certain conditions, approximately 113,000 options under the Incentive Plan.

At October 1, 2001, we had granted options under the plan to purchase approximately 1,322,944 shares of our common stock (net of canceled and lapsed grants) to various of our employees, advisors and consultants, of which approximately 898,601 were outstanding. Also at October 1, 2001, there were approximately 527,056 of our shares that remained available for grant under the plan.

1998 Executive Incentive Plan

The 1998 Executive Incentive Plan (Executive Plan) was approved by our stockholders at our 1998 annual meeting. The plan became effective as of January 1998. Under the Executive Plan, Ugly Duckling may grant ISOs, NQSOs, stock appreciation rights (often referred to as SARs), performance shares, restricted stock and performance-based awards to its employees, consultants and advisors. Although the Executive Plan allows broad based awards to be granted and thus is similar to the Incentive Plan, we currently intend to utilize the Executive Plan primarily for performance-based awards to our executives and key employees as noted previously. The total number of shares of our common stock initially available for awards under the Executive Plan was 800,000. The exercise price of all options granted under the Executive Plan in the past has been equal to the fair market value of our common stock on the date of grant. The plan is administered by the Compensation Committee and has a "change of control" provision that is summarized below in this proxy statement. See "-- Change of Control Arrangements."

At October 1, 2001, we had granted options under the plan to purchase 610,000 shares of our common stock (net of canceled and lapsed grants) to various officers of Ugly Duckling, of which 610,000 are still outstanding. There were 190,000 shares that remained available for grant under the plan as of October 1, 2001.

Other than as summarized and noted above, the Executive Plan is similar to the Incentive Plan as described in this proxy statement.

401(k) Plans

Under our 401(k) plan, eligible employees may direct that we withhold a portion of their compensation, up to a legally established maximum, and contribute this amount to their accounts. We place all 401(k) plan contributions in our 401(k) plan funds. Participants may direct the investment of their account balances among mutual or investment funds available under the plan. The 401(k) plan provides a matching contribution of Ugly Duckling common stock of up to 50% for up to the first six percent of a participant's pre-tax contributions. The matching contribution vesting and percentage match are based upon years of service with one hundred percent vesting and fifty percent matching at five years. Amounts contributed to participant accounts under the 401(k) plan and any earnings or interest accrued on the participant accounts are generally not subject to federal income tax until distributed to the participant and, except in limited cases, the participant may not withdraw such amounts until death, retirement or termination of employment.

Contracts With Directors and Executive Officers and Severance Arrangements

Steven A. Tesdahl

On August 6, 1997, we entered into an employment agreement with Mr. Tesdahl that was amended as of May 21, 1998 and March 1, 2001. Mr. Tesdahl is Senior Vice President and Chief Information Officer of Ugly Duckling. The agreement, as amended, provides for no minimum or maximum term of employment. But it does provide for the following:

     beginning in 2001, an annual base salary of $215,000 per year, subject to annual review by our Chief Executive Officer;

     eligibility for bonuses each year as determined by our Chief Executive Officer/President and subject to Compensation Committee approval, but beginning in 2001 in no event will the bonus be less than $20,000;

     an initial stock option grant to acquire 100,000 shares of our common stock under the Incentive Plan, with terms and conditions consistent with the plan's general terms;

     a grant of restricted stock valued at $100,000 on the approximate effective date of Mr. Tesdahl's employment with us, which fully vested as of January 15, 1998; and

     certain other benefits.

The agreement has a "change of control" provision that provides for certain rights and benefits to Mr. Tesdahl if a change of control of Ugly Duckling occurs, and in connection with such event either:

     he terminates his employment with us within 12 months after the change of control; or

     we terminate his employment without cause within 90 days prior to the change of control or within 12 months after the event.

If these events occur, Mr. Tesdahl will receive a termination fee equal to 200% of his then current salary, and at the time of the change of control, his initial option will fully vest. The agreement adopts the Incentive Plan's definition of a "change of control" and adds an additional change of control event if neither Mr. Garcia nor Mr. Sullivan is Chief Executive Officer of Ugly Duckling. See "Change of Control Arrangements."

Change of Control Arrangements

Long Term Incentive Plan

The term "change of control" is defined in the Incentive Plan and is summarized below. Upon a change of control of Ugly Duckling, the Compensation Committee, in its discretion, will either:

     cause all outstanding options and awards to be fully vested and exercisable and all restrictions to lapse, allowing participants the right to exercise options and awards before the change of control occurs (which event would otherwise terminate participants' options and awards); or

     cause all outstanding options and awards to terminate, if the surviving or resulting corporation agrees to assume the options and awards on terms that substantially preserve the rights and benefits of outstanding options and awards.

Under the Incentive Plan, a "change of control" occurs upon any of the following events:

     a merger or consolidation of Ugly Duckling with another corporation where we are not the surviving entity or where our stock would be converted into cash, securities or other property, other than a merger in which our stockholders before the merger have the same proportionate ownership after the merger;

     with certain exceptions, any sale, lease, or other transfer of more than 40% of our assets or our earning power;

     our stockholders approve a plan of complete liquidation or dissolution;

     any person (other than a current stockholder or any employee benefit plan) becoming the beneficial owner of 20% or more of our common stock; or

     during any 2-year period, the persons who are on our board at the beginning of such period and any new person whose election or nomination was approved by two-thirds of such directors cease to constitute a majority of the persons serving on our board.

1998 Executive Incentive Plan

The Executive Plan provides that in the event of a "change of control" of Ugly Duckling, all outstanding options and awards will be fully vested and exercisable and all restrictions will lapse unless the surviving or resulting corporation agrees to assume the options and awards on terms that substantially preserve the rights and benefits of outstanding options and awards. The Executive Plan and the Incentive Plan have the same definition for the term "change of control."

                          Compensation Committee Report
                            on Executive Compensation

Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission, neither this report nor the material in this proxy statement under the caption "Stockholder Return Performance Graph" will be deemed to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934, nor will such report or such material be deemed to be incorporated by reference in any past or future filing by Ugly Duckling under the Securities Exchange Act of 1934 or the Securities Act of 1933.

Responsibility and Composition of the Compensation Committee

This is a report of the Compensation Committee. We are a committee of two directors and our names appear at the end of this report. No member of our committee has served as an officer of Ugly Duckling. We are responsible for:

1. reviewing and approving each of the elements of Ugly Duckling's executive compensation program;

2. administering and maintaining the key provisions of Ugly Duckling's executive compensation program; and

3.   reviewing  with  the  board  of  directors  all   significant   aspects  of
     compensation for Ugly Duckling's executives.

In addition, we determine the compensation of Ugly Duckling's executive officers.

Overview of Compensation Philosophy and Objectives

We believe that compensation for Ugly Duckling executive officers should be determined according to a competitive framework that helps build value for the company's stockholders. With this in mind, our philosophy is to have Ugly Duckling pay base salaries to its executives at levels that enable it to attract, motivate and retain highly qualified executives. In addition, we may direct and/or approve Ugly Duckling's payment of cash bonuses, the granting of stock options and long term/deferred compensation as a component of competitive compensation and/or as a reward for performance, based upon:

     individual performance,

     Ugly Duckling's and/or a business unit's operating and financial results, or other performance measures.

Stock option grants are intended to result in no reward if Ugly Duckling's stock price does not appreciate, and although this has not been the case in the last few years, stock options may provide substantial rewards to Ugly Duckling's executives as stockholders benefit from stock price appreciation. Within this overall philosophy, we have the following specific objectives:

     Align the financial interests of Ugly Duckling's executive officers with those of our stockholders by providing significant equity-based and other long-term incentives.

     Provide annual variable compensation awards that take into account Ugly Duckling's overall performance and individual contributions, teamwork and business unit results that help create value for its stockholders.

     Offer a total compensation program that takes into account the compensation practices and financial performance of companies in Ugly Duckling's industry and other comparable companies.

     Emphasize performance-based and equity-based compensation as the level of Ugly Duckling executive officer increases. This leads to executive officers and certain other senior officers having a greater proportion of their total compensation at risk, meaning that payments will vary depending upon Ugly Duckling's overall performance, teamwork and individual and business unit contributions. In particular, as officer levels increase, we:

     focus   more  on  Ugly   Duckling's   performance,   teamwork,   individual
     contributions and business unit results and less on comparable marketplace compensation comparisons,

     emphasize  more  variable,   performance-based  compensation  versus  fixed
     compensation, and

provide a significantly greater proportion of total compensation that is equity-based or long term deferred compensation.

Compensation Components and Process

There are three major  components  of  executive  officer  compensation  at Ugly
Duckling:

     base salary;

     cash bonus awards; and

     long term incentive awards, historically in the form of stock options, although we expect to consider in the future other types of long term/deferred compensation.

Executive officers also receive certain perquisites, and participate in various other Ugly Ducklings benefit plans, including medical and 401(k) plans, typically available to all of Ugly Duckling's eligible employees.

As a committee, we use subjective judgment in determining executive officers' compensation levels for all of these components and take into account both qualitative and quantitative factors. We do not assign specific weights to these factors. Among the factors considered by us are the recommendations of the Chairman of the Board, Mr. Garcia, and the Chief Executive Officer and President, Mr. Sullivan, with respect to the compensation of other key executive officers at Ugly Duckling. However, we make the final compensation decisions concerning Ugly Duckling's executive officers.

In making compensation decisions, we consider compensation practices and financial performance of companies in Ugly Duckling's industry and other comparable companies. This information provides guidance and a framework for us, but the committee does not target total executive compensation or any component thereof to any particular point within, or outside, the range of companies in Ugly Duckling's industry and other comparable companies' results. Specific compensation for Ugly Duckling's individual officers will vary from these levels as the result of subjective factors considered by us unrelated to compensation practices of comparable companies. See " -- Overview of Compensation Philosophy and Objectives" above. In making compensation decisions, we also from time to time receive assessments and advice regarding Ugly Duckling's compensation practices and those of others from independent compensation consultants.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" (as defined for purposes of Section 162(m).

As members of the Compensation Committee, we believe we each qualify as an "outside director" under Section 162(m). We also believe that the full amount of compensation resulting from the grant/exercise of options under Ugly Duckling's Incentive Plan and Executive Plan continue to be deductible. All other forms of awards under these plans must meet the general requirements described in the previous paragraph in order to avoid the deduction limitations of Section 162(m). Any future employee incentive plan being considered for adoption by us will be evaluated prior to any such adoption to determine its anticipated compliance with the Section 162(m) limitation and this policy.

While the tax impact of any compensation arrangement is one factor to be considered, we evaluate such impact in light of our committee's overall compensation philosophy. We intend to establish executive officer compensation programs that will maximize Ugly Duckling's deduction, if we determine (with the assistance of company management) that maximization of Ugly Duckling's deduction is consistent with our committee's philosophy and is in Ugly Duckling's and its stockholders' best interests. Consequently, from time to time we may award compensation, which is not fully deductible, if we determine that the award is consistent with our philosophy and is in the best interests of Ugly Duckling and its stockholders. To the extent possible and when there is an issue or concern, we will state our belief as to the deductibility of compensation paid to Ugly Duckling executive officers for the pertinent reporting periods in Ugly Duckling's annual proxy statements.

Base Salary and Cash Bonuses

Each of Ugly Duckling's executives receives a base salary, which when aggregated with his bonus, is intended to be competitive with similarly situated executives in its industry and executives at other comparable companies. We target base pay at the level required to attract and retain highly qualified executives. In determining salaries, we also take into account, among other factors, individual experience and performance and specific needs particular to Ugly Duckling.

In addition to base salary, Ugly Duckling executives are eligible to receive cash bonuses. A total of $246,549 was paid to our Named Executive Officers during 2000 and 2001 as cash bonuses for year 2000 performance. The bonuses are based upon executive performance, special compensation situations and/or circumstances, and certain other factors. We believe that the bonuses paid for year 2000 performance properly took into account these factors. The amount of bonus and the performance criteria vary with the position, role and situation of the executive. Base salary and cash bonuses to Ugly Duckling's executives for 2000 were determined and paid in accordance with the compensation philosophy and specific objectives discussed in this report. See " -- Overview of Compensation Philosophy and Objectives" above.

On February 19, 2001, we approved 2001 annual base salaries and bonus ranges effective for 2001 for our Named Executive Officers who continue to be employed by us.

Stock Options

We believe that it is important for Ugly Duckling executives to have an equity stake in their company and, toward this end, Ugly Duckling proposes and we review and approve stock option grants to key executives from time to time. In reviewing and approving option awards, we consider and review the level of awards granted to executives at companies in Ugly Duckling's industry and executives at other comparable companies, the awards granted to other executives within Ugly Duckling and the individual officer's specific role and contribution at Ugly Duckling. We also consider and may take into account options previously granted to an executive. Ugly Duckling presently has two long-term incentive award plans, the Incentive Plan and the Executive Plan. The plans are summarized in this proxy statement under the captions "Long Term Incentive Plan" and "1998 Executive Incentive Plan."

In January 1998, Ugly Duckling's board, upon our recommendation, approved the Executive Plan, subject to stockholder approval. Stockholder approval was obtained in August 1998, during Ugly Duckling's 1998 annual meeting. Also on January 15, 1998, we considered and approved the grant to several Ugly Duckling officers of options to purchase approximately 775,000 shares of Ugly Duckling's common stock at an exercise price of $8.25 per share, subject to several conditions (1998 Option Grants). Included in this grant, and approved by our stockholders, were 525,000 performance-based stock options under the Executive Plan for initial grants to certain officers (Initial Grants). The Initial Grants vest and become exercisable in full on January 15, 2005 (i.e., "cliff vesting" of options). These grants will vest sooner in equal increments over a 5-year period, but only if certain stock price hurdles are also satisfied. Once a price hurdle is met, a participant will not be penalized due to any subsequent decline in Ugly Duckling's stock price. At January 15, 2001, the price hurdles for the first two vesting periods had already been satisfied. The price hurdle for the third vesting period was not satisfied.

On March 2, 1999 and July 28, 1999, we considered and approved grants under our Incentive Plan and Executive Plan to several Ugly Duckling officers and employees of options to purchase approximately 612,250 shares of Ugly Duckling's common stock at exercise prices of $5.56 and $8.19, respectively, subject to several conditions.

Included in these grants, and approved by this Committee, were 300,000 performance-based stock options under the Executive Plan (1999 Executive Grants). These grants vest and become exercisable in full on March 2, 2006 (i.e., "cliff vesting" of options). These grants vest over a five year period if certain stock price hurdles or company internal target financial measures are met. Once a stock price hurdle is met, a participant is not penalized due to any subsequent decline in Ugly Duckling's stock price. These grants vest one hundred percent regardless of whether these targets are met as of March 2, 2006 (i.e., "cliff vesting" of options). At March 2, 2001 , the requirements for the first three vesting periods were not satisfied. All grants under the Executive Plan are performance shares intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code

         The following chart shows how the 1999 Executive Grants vest:

----------------------------- --------------------------- ----------------------------------------------------------
% of Initial Grants That      Date of Vesting             Value of Ugly Duckling Stock for at Least 10 Consecutive
Vest                                                      Trading Days at Any Time Before, on or After the Vesting
                                                          Date
----------------------------- --------------------------- ----------------------------------------------------------
----------------------------- --------------------------- ----------------------------------------------------------
First 20%                     March 2, 2000               $10.28 per share or internal targets
----------------------------- --------------------------- ----------------------------------------------------------
----------------------------- --------------------------- ----------------------------------------------------------
Second 20%                    March 2, 2001               $11.30 per share or internal targets
----------------------------- --------------------------- ----------------------------------------------------------
----------------------------- --------------------------- ----------------------------------------------------------
Third 20%                     March 2, 2002               $12.43 per share or internal targets
----------------------------- --------------------------- ----------------------------------------------------------
----------------------------- --------------------------- ----------------------------------------------------------
Fourth 20%                    March 2, 2003               $13.67 per share or internal targets
----------------------------- --------------------------- ----------------------------------------------------------
----------------------------- --------------------------- ----------------------------------------------------------
Fifth 20%                     March 2, 2004               $15.04 per share or internal targets
----------------------------- --------------------------- ----------------------------------------------------------
----------------------------- --------------------------- ----------------------------------------------------------
or 100%                       March 2, 2006               No condition
----------------------------- --------------------------- ----------------------------------------------------------

Vesting requires meeting either the stock price target (as set forth in the above table) or certain internal targets. The internal targets are 70% of budgeted profit and at least 100% of an established collection results measure for a given year as established by the Compensation Committee. Management will propose to the chairman for the Compensation Committee's review and approval new "budgeted profit" and "collection results" measures for years two through five consistent with and substantially similar to those established in year one, absent changes for which management must justify and obtain approval.

Ugly Duckling believes that these option grants are material in the aggregate. As such, they will have the effect of diluting the ownership interest of Ugly Duckling's existing stockholders.

During 2000, we also considered and approved 98,000 stock option grants under Ugly Duckling's Incentive Plan to several of our other officers, employees and advisors who were not executive officers. With the exception of 15,000 options issued to our directors which vested 100% upon issuance, these options to non-executive officers were granted at or above fair market value with exercise prices ranging from $5.56 to $8.44, and all of the 2000 grants are subject to vesting over a 5 year period, with 20% of the options becoming exercisable on each successive anniversary of the date of grant, and expiring 10 years after the grant date.

On February 19, 2001 we considered and approved 20,000 stock option awards for our outside directors. See " - Compensation of Executive Officers, Benefits and Related Matters - Recent Option Grants In 2001." Stock option grants to Ugly Duckling officers, employees and advisors for 2000 and thus far in 2001 were made in accordance with the compensation philosophy and specific objectives discussed in this report. See " -- Overview of Compensation Philosophy and Objectives."

Other Benefits

Ugly Duckling's executive officers receive certain perquisites. They are also eligible to participate in benefit programs designed for all of Ugly Duckling's full time employees. These programs include medical, disability and life insurance and savings programs qualified under Section 401(k) of the Internal Revenue Code.

Chief Executive Officer Compensation

Mr. Sullivan has been the President of Ugly Duckling since March of 1996 and became the Chief Executive Officer in July of 1999. We reviewed and approved Mr. Sullivan's compensation throughout this time frame. For year 2000 performance, Mr. Sullivan was paid a base salary of $250,000, a bonus of $74,580 and he received no options under the Incentive Plan (as previously noted). Mr. Sullivan' bonus for 2000 was tied to achievements of key company objectives related to loan performance, earnings per share and profitability. In addition to the above compensation, Mr. Sullivan receives the use of a company car and standard benefits, including participation in Ugly Duckling's 401(k) plan.

In February of 2001, we reviewed and approved for Mr. Sullivan for 2001 a salary of $250,000 and a performance based bonus program tied to the achievements of key company objectives related to loan performance and earnings per share that could result in the payment to him of up to an additional $150,000.

We believe that the compensation of our chief executive officer in 2000 and for 2001 (including base salary, cash bonuses and stock option awards) is below the level of compensation paid to chief executive officers of comparable, publicly-held automobile finance companies, and other companies comparable to Ugly Duckling.

As the members of the Compensation Committee, we approved the compensation of Mr. Sullivan and Ugly Duckling's other executive officers for 2000 and 2001, following the principles and procedures outlined in this report.

                             Compensation Committee

                     Christopher D. Jennings Frank P. Willey


                      Stockholder Return Performance Graph

Set forth below is a line graph comparing the percentage change during the relevant period in the cumulative total stockholder return on our common stock against the cumulative return on the Nasdaq Market Index as well as the MG Group Index 744 -- Auto Dealerships (Industry Group Index). We use the MG Group Index 744 -- Auto Dealerships because we believe it closely reflects our peer group. The Industry Group Index is composed of companies engaged in the specialty retail of new and used automobiles and other vehicles through the operation and/or franchising of dealerships. The relevant performance period for the graph is for the period June 18, 1996 through December 29, 2000, and for the years ended December 31, 1997, 1998, 1999 and 2000. The graph assumes that $100 was invested on June 18, 1996 (the date our common stock began trading on Nasdaq following our initial public offering) in our stock and in each of the indices, and that any dividends were reinvested quarterly. Ugly Duckling has never paid any dividends. The data source for the below graph and table is Media General Financial Services, Inc.

[GRAPH OF STOCKHOLDER RETURN PERFORMANCE]

                                                           [OBJECT OMITTED]

------------------------------------------------------------------------------------------------------------
                             6/18/96      12/31/96     12/31/97       12/31/98      12/31/99     12/29/00
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Ugly Duckling                 100.00       209.40        91.28         49.66         73.83        42.29
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
MG Group Index 744            100.00       107.59        70.39         84.78         55.32        36.68
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Nasdaq Market Index           100.00       107.59       131.61         185.62        327.38       205.77
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
SIC Code Index                100.00       113.5        159.47         184.29        244.26       288.35
------------------------------------------------------------------------------------------------------------


                        Compensation Committee Interlocks
                            and Insider Participation

There are no compensation committee interlocks and no officer or former officer of ours has ever been a member of our board's Compensation Committee. See "Certain Relationships and Related Transactions."

                    Involvement in Certain Legal Proceedings

Prior to 1992, when he founded Ugly Duckling, Mr. Garcia was involved in various real estate, securities, and banking ventures. Arising out of two transactions in 1987 between Lincoln Savings and Loan Association (Lincoln) and entities controlled by Mr. Garcia, the Resolution Trust Corporation, which ultimately took over Lincoln, asserted that Lincoln improperly accounted for the transactions and that Mr. Garcia's participation in the transactions facilitated the improper accounting. Facing severe financial pressures, Mr. Garcia agreed to plead guilty to one count of bank fraud, but in light of his cooperation with authorities both before and after he was charged, was sentenced to only three years probation, which has expired, was fined $50 (the minimum fine the court could assess), and during the period of his probation, which ended in 1996, was banned from becoming an officer, director or employee of any federally-insured financial institution or a securities firm without governmental approval. In separate actions arising out of this matter Mr. Garcia agreed not to violate the securities laws, and filed for bankruptcy both personally and with respect to certain entities he controlled. The bankruptcies were discharged by 1993.

None of our executive officers or directors was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                 Certain Relationships and Related Transactions

In the two most recent fiscal years, we have maintained business relationships and engaged in certain transactions with the affiliated companies and parties described below. Our plan is that any significant future transactions between us and our affiliated entities, executive officers, directors, or significant stockholders will receive approval of a majority of our independent directors, will be fair and generally will be on terms no less favorable to us than we could obtain from non-affiliated parties.

On December 30, 1999, we sold our Cygnet Dealer Finance division (CDF) to an entity controlled by Mr. Garcia, for an amount equal to the book value of CDF, approximately $37.5 million. This transaction occurred after several attempts by us to sell or finance CDF, including the retention and effort of an investment banking firm to sell CDF in the first quarter of 1999. The purchase price of CDF was paid through the assumption by the buyer of approximately $8 million of outstanding debt owed by us to Verde; a $12 million, ten-year promissory note from the buyer to us that is guaranteed by Verde; and the remainder in cash. We also received warrants to acquire up to 50% of the buyer for $1, exercisable beginning two years from close through five years after the note is paid in full. The warrants would be forfeited in the event that the $12 million note is repaid in full within one year. The percentage of the buyer purchasable under the warrants would be reduced to 25% if the note were reduced to $4 million within two years and to 10% if the warrant were paid in full within two years. As part of the transaction, our board of directors requested and received a fairness opinion from an investment banking firm and the transaction was reviewed by the Special Transaction Committee of our board.

In April of 2000, we completed an exchange offer under which we offered to our shareholders the exchange of our 11% Subordinated Debentures due in 2007 (2000 Exchange Debt) for common stock at $11 per share (our common stock was trading at or around $7.37 per share on the closing date of the exchange offer, April 13, 2000). In connection with this exchange offer, Mr. Garcia made a commitment to us to exchange a minimum number of his shares for the subordinated debt issued by us. The following entities affiliated with Mr. Garcia participated in the exchange offer and received 2000 Exchange Debt: The Garcia Family Foundation tendered 136,500 shares and owns $1,501,500 of 2000 Exchange Debt and Verde Investments, Inc. tendered 158,000 shares and owns $1,518,000 of 2000 Exchange Debt.

In April 1999, our board of directors authorized a stock repurchase program allowing us to repurchase up to 2.5 million shares of our common stock from time to time. Under the repurchase program, we are permitted to make purchases based on market conditions, share price, lender approval and other factors. Since its inception, we have repurchased 1,685,425 shares under this program.

Beginning in March of 1998, we sold 17 properties for a total price approximately $27.4 million to an unrelated investment company, and leased back the properties for an additional term of 20 years. We have the right to extend the leases for up to an additional 20 years. In December of 1999, Verde acquired these properties at a 10% discount (approximately $24.6 million). With respect to this transaction, an unaffiliated third party contacted Mr. Garcia regarding the sale of certain properties. Mr. Garcia informed us of the opportunity to purchase these properties. Our board decided not to purchase the properties for various reasons, including lack of available funds. Mr. Garcia then had discussions with us regarding the purchase of the properties by an entity he beneficially owned. Mr. Garcia received the approval of our board to purchase the properties, subject to the condition that Mr. Garcia give us the option to purchase such properties at the purchase price that Mr. Garcia paid. We pay monthly rents of approximately one-twelfth of 11% of the purchase price plus all occupancy costs and taxes. The agreement calls for annual increases in monthly rent in accordance with increases in the Consumer Price Index. In November 2000, Verde purchased a certain property located in Phoenix, Arizona for approximately $2.25 million, and simultaneously leased the property to us pursuant to among other terms the following: 20 year term which expires December 31, 2020; rent payable monthly with 5% annual rent adjustments; triple net lease; and four five-year options to renew. We have built and now occupy a new headquarters at this location, and intend to obtain permanent financing upon completion of construction. The total amount paid to Verde under these leases in 2000 was $3,271,089. Although we originally had the right to repurchase these properties from Verde at its cost, we relinquished this right as part of the consideration for the $7 million Verde loan to us described below.

In January 2001, Verde made a $7 million loan to us pursuant to, among other terms, the following: loan matures on December 31, 2003; interest at LIBOR plus 600 basis points; issuance of 1,500,000 warrants subject to certain conditions and a vesting schedule; secured by a second lien position on our residual interests in our securitizations; grant of options to purchase certain of our real estate; and the release of our options to buy real estate leased to us by Verde. Details of this transaction are provided in this proxy statement under the discussion of the proposal to be voted on (Item No. 2) regarding the issuance of 1,500,000 warrants to Verde.

We believe that it is important for our directors and officers to be stakeholders in Ugly Duckling. With this in mind, in September 1997, our board approved a directors' and officers' stock repurchase program (D&O Stock Purchase Program). The program provided loans of up to $1.0 million in total to our directors and senior officers to assist them in purchasing our common stock on the open market from time-to-time. The D&O Stock Purchase Program provides for unsecured loans, with interest at 10% per year, and interest and principal payments due at the end of each loan term. These loans were amended to make them due on demand by Ugly Duckling effective in 1999. During 1997, senior officers purchased 50,000 shares of common stock under the program and we advanced $500,000 for these purchases. During 1998, senior officers purchased an additional 40,000 shares of common stock under the program and we advanced approximately $400,000 for these purchases. Through October 1, 2001, there were no additional purchases of common stock under the program. In addition, there have been no principal payments or minimal interest payments made to Ugly Duckling since the program began.

During December 2000 and January 2001, we made loans to Mr. Darak, our Senior Vice President and Chief Financial Officer. The loans were employee advances. The indebtedness is secured by Mr. Darak's Ugly Duckling Corporation common stock, with interest at 10% per year, and principal and interest due upon demand. There have been no principal or interest payments made by Mr. Darak to Ugly Duckling since the inception of these loans, or on the August 1999, September 1998 or October 1998 loans made to Mr. Darak. The table that follows provides additional information on outstanding loans to our named executive officers through October 1, 2001.




------------------------------------------ -------------------- --------------- -------------------------- --------------
Name & title of executive officer          Nature of debt       Date debt       Principal Balance Of       Number of
                                                                incurred        Debt At October 1, 2001    Shares
                                                                                                           Purchased
------------------------------------------ -------------------- --------------- -------------------------- --------------
Gregory B. Sullivan, CEO, President, &     D&O Stock Purchase   11/97 & 5/98           $198,126               20,000
Director                                   Program
------------------------------------------ -------------------- --------------- -------------------------- --------------
------------------------------------------ -------------------- --------------- -------------------------- --------------
Steven T. Darak, Sr. VP & CFO              D&O Stock Purchase   11/97                  $100,000               10,000
                                           Program
------------------------------------------ -------------------- --------------- -------------------------- --------------
------------------------------------------ -------------------- --------------- -------------------------- --------------
Steven A. Tesdahl, Sr. VP & CIO of Ugly    D&O Stock Purchase   5/98                    $98,126               10,000
Duckling Car Sales                         Program
------------------------------------------ -------------------- --------------- -------------------------- --------------
------------------------------------------ -------------------- --------------- -------------------------- --------------
TOTAL for D&O Stock Purchase Program       D&O Stock Purchase   11/97 & 5/98           $396,252               70,000
                                           Program
------------------------------------------ -------------------- --------------- -------------------------- --------------
------------------------------------------ -------------------- --------------- -------------------------- --------------
Steven T. Darak, Sr. VP & CFO              Employee Advances    9/98, 10/98,           $747,940                 --
                                                                8/99, 12/00,
                                                                01/01
------------------------------------------ -------------------- --------------- -------------------------- --------------

Besides the Verde loan and matters relating to the warrants, and an option to purchase 100,000 shares of our common stock granted to Mr. Garcia in March 1999 under the Executive Plan, 40,000 shares of which are currently exercisable (see "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values"), based on the Schedule 13E-3 filed by Mr. Garcia on [January 25, 2001], Mr. Garcia, or an entity beneficially owned by him, has entered into the following agreements that involve our securities.

     Consumer Pledge and Security Agreement, dated September 27, 1999, by and between Ernest C. Garcia II, Joanne E. Garcia and Bank One, Arizona, N.A. Mr. Garcia pledged 2.2 million shares of our common stock to a bank to secure a $2 million personal line of credit.

     Stock Pledge Agreement, dated November 28, 2000, by and between Ernest C. Garcia II, Joanne E. Garcia, Arbco Associates, L.P. and Kayne Anderson Capital Income Partners, L.P., as secured parties. In connection with a purchase of certain bonds held by Verde Investments, Inc. and Verde Reinsurance Company, Ltd., Mr. Garcia pledged 200,000 shares of our common stock to the secured parties as security for a guaranty of obligations of the sellers of the bonds to the purchasers.

     Stock Pledge Agreement, dated March 15, 2001, by and between Ernest C. Garcia II, Joanne E. Garcia, Arbco Associates, L.P. and Kayne Anderson Capital Income Partners, L.P., as secured parties. In connection with a purchase of certain bonds held by Cygnet Capital Corporation, Mr. Garcia pledged 200,000 shares of our common stock to the secured parties as security for a guaranty of obligations of the sellers of the bonds to the purchasers.

A copy of each of these  agreements  was  filed as an  Exhibit  to Mr.  Garcia's
Schedule 13E-3 on January 25, 2001, and as amended thereafter.

In addition, see the discussion on page [16] of this proxy statement regarding Mr. Garcia's offers in 2000 and 2001 to take us private and his possible continuing interest in doing so. Since November of 2000, Mr. Garcia has acquired indirectly through affiliated entities [2,367,100] shares of our outstanding common stock and now holds approximately 56% of our outstanding common stock.

There is presently no going private transaction in respect of Ugly Duckling into which any of our executive officers, directors or affiliates would tender or sell his, her or its shares of our common stock.

From April 1998 to May 2000, Mr. Jennings, one of our directors, was a managing director of Friedman, Billings, Ramsey & Co., Inc., which makes a market in our common stock and from time to time has provided investment banking and other services to us.

                             Additional Information

Matters Which May Come Before the annual meeting

Presently, we know of no matters to be presented for action at the annual meeting other than items listed on the proxy card. If, however, other matters not mentioned in this proxy statement properly come before the annual meeting, the persons named in the accompanying proxy card will vote on these other matters in accordance with their judgment. By signing the proxy card, you are conferring the authority to vote upon the persons indicated on the card. This authority includes discretionary authority to vote your shares in accordance with the proxy holders' judgment with respect to all matters which properly come before the annual meeting in addition to the scheduled items.

How We Solicit Proxies

We pay the cost of proxy solicitation with solicitation made by use of mail, personally, or by telephone or telegraph. In addition, we have retained Georgeson Shareholder Communications, Inc. to help solicit proxies for a fee of $4,500 plus out-of-pocket expenses. We also reimburse banks, brokers and other nominees for their expenses in mailing these materials to you and obtaining your voting instructions. We may ask our directors and employees to solicit proxies without compensating them for their efforts.

Independent Accountants

Our principal independent public accounting firm for the fiscal year ended December 31, 2000 was KPMG LLP. We expect to retain KPMG as our principal accounting firm for the current fiscal year at our April 2001 Audit Committee meeting. In any event, a representative of KPMG and any new independent accounting firm we select will attend the annual meeting to respond to questions, and to make any statement he or she would like to make and to respond to appropriate questions.

Proposals of Stockholders

To permit us and our stockholders to deal with stockholder proposals in an informed and orderly manner, our By-Laws establish advance notice procedures and requirements for any proposal (other than by or at the direction of our board) to nominate candidates for election to the board of directors and with regard to certain matters to be brought before any annual meeting of stockholders. These advance notices require, among other things, that:

     Notice to nominate candidates for the board: Candidates for the board require notice to be received by us not less than 90 days prior to the anniversary date of the immediately preceding annual meeting.

     Notice with regard to certain matters: Certain matters to be brought before a meeting require notice to be received by us not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event the annual meeting date is not within 30 days before or after the anniversary date, notice by the stockholder must be received by us not later than the close of business on the 10th day following the day on which the notice of the date of the annual meeting was mailed or the public disclosure of the annual meeting date, whichever occurs first.

Under these provisions, any nomination for the board of directors for our 2002 annual meeting must be received by us no later than September 6, 2002 and notice of other matters to be brought before the annual meeting must be received no earlier than September 6, 2002 and no later than October 7, 2002. Notice must be in writing and received by our Secretary. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to our Secretary at the address set forth below.

For us to include a proposal in the proxy statement, the proponent and the proposal must comply with the proxy proposal submission rules of the Securities and Exchange Commission. One of the requirements is that proposals be received by us in a timely manner as prescribed by the rules. If you want to submit a proposal for possible inclusion in our 2002 proxy statement, the proposal must be received by us at our principal executive offices at the address set forth below no later than __________ __, 2002 [reasonable time]. Generally, proposals we receive after that date would not be included in the proxy statement or acted upon at our 2002 annual meeting.

List of Stockholders of Record

A list of our stockholders of record will be available at the annual meeting and for 10 days prior to the annual meeting at our address provided below.

Annual Report/Form 10-K

We have provided to each person whose proxy is being solicited a copy of our 2000 Annual Report to Stockholders (including our Form 10-K with financial statements and schedules, and a list of exhibits to the 10-K). If you did not receive a copy of our Annual Report or if you would like an additional copy, we will provide you one free of charge, if you write to our Chief Financial Officer at Ugly Duckling Corporation, 4020 East Indian School Road, Phoenix, AZ 85018. The Form 10-K exhibits are also available, if you make your request for these in writing and you reimburse us for photocopying.

Stockholders are invited to keep current on Ugly Duckling's latest news releases and other developments throughout the year by way of the Internet. Our corporation web site can be accessed by setting your World Wide Web browser to http://www.uglyduckling.com for regularly updated information.

Questions?

     If you have questions or need more information about the annual meeting, write to:

                  Ugly Duckling Corporation
                  4020 East Indian School Road
                  Phoenix, Arizona  85018
                  Attn: Secretary
                  Or call us at (602) 852-6600

Your Vote Is Important

Your vote is important. Please fill out, sign, date and return the accompanying proxy card in the envelope provided as soon as possible whether or not you plan to attend the annual meeting.

                           Incorporation by Reference
                       of Financial and Other Information

The following information is incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, a copy of which is included in our 2000 Annual Report which accompanies this proxy statement:

Item 6 - Selected Consolidated Financial Data

Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations

Item 7A - Quantitative and Qualitative Disclosures about Market Risk

Item 8 - Consolidated Financial Statements and Supplementary Data

Item 9 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

Statements in this proxy statement supercede any contrary information contained in the information incorporated by reference.

The statements in this proxy statement and appendices are for the information of stockholders of Ugly Duckling Corporation. This proxy statement and appendices are neither an offer to sell nor a solicitation or offer to buy any securities. No one should buy or sell any security by reason of any statement in this proxy statement, or any appendices.

By order of the Board of Directors,


Jon D. Ehlinger
General Counsel and
Secretary

Phoenix, Arizona
November 1, 2001

EXHIBITS        DESCRIPTION

EX-99           Audit Committee Charter
EX-99.J         Fairness Opinion